Filed Pursuant to Rule 424(b)(2)
Registration Number 333-145691-03

PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED AUGUST 24, 2007

$250,000,000

Potomac Electric Power Company

6.50% Senior Notes due 2037

We will pay interest on the senior notes on May 15 and November 15 of each year, beginning May 15, 2008. The senior notes will mature on November 15, 2037.

We may redeem the senior notes in whole or in part at any time at the redemption prices calculated as described in this prospectus supplement. See “Description of the Notes—Optional Redemption.” There is no sinking fund for the senior notes.

Until the release date described in the accompanying prospectus, the senior notes will be secured by a separate series of our first mortgage bonds. On the release date, the senior notes will become unsecured and rank equally with all of our other unsecured and unsubordinated indebtedness. The senior indenture under which the senior notes will be issued contains covenants that limit our ability to incur certain liens and engage in certain sale and leaseback transactions following the release date.

We do not intend to apply for listing of the senior notes on any securities exchange or automated quotation system.

Investing in the senior notes involves risks. See “ Risk Factors” beginning on page S-5.

	Price to Public(1)	Underwriting Discounts and Commissions	Proceeds, before expenses, to us(1)
Per senior note	99.751%	0.875%	98.876%
Total	$249,377,500	$2,187,500	$247,190,000

(1)	Plus accrued interest, if any, from November 16, 2007 if settlement occurs after that date.

Delivery of the senior notes in book-entry form only through the Depository Trust Company will be made on or about November 16, 2007.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the prospectus to which it relates is truthful or complete. Any representation to the contrary is a criminal offense.

BNY Capital Markets, Inc.	Wachovia Securities

KeyBanc Capital Markets

PNC Capital Markets LLC

SunTrust Robinson Humphrey

The date of this prospectus supplement is November 13, 2007.

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
6.50% Senior Notes due 2037	$250,000,000	$7,675 (1)

(1) Calculated in accordance with Rule 456(b) and Rule 457(r) of the Securities Act of 1933. In accordance with Rule 457(p) of the Securities Act of 1933, the filing fee due in connection with this offering is being offset against unused fees of $8,090 paid for securities that were previously registered pursuant to Registration Statement No. 333-106209 filed by the registrant on June 18, 2003 and were not sold thereunder.

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is the prospectus supplement which describes the specific terms of this offering and certain financial information. The second part is the prospectus which gives more general information about securities we may offer from time to time. Some of the information in the prospectus does not apply to this offering. You should read the entire prospectus supplement and the accompanying prospectus, including the documents incorporated by reference which are described under “Where You Can Find More Information” in the prospectus.

You should rely only on the information contained or incorporated by reference in the prospectus supplement and the prospectus and in any written communication from us specifying the final terms of the offering. To the extent the information in the prospectus supplement differs from the information in the prospectus, you should rely on the information in the prospectus supplement. Neither we nor the underwriters have authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. Neither we nor the underwriters are making an offer of these securities in any jurisdiction where the offer is not permitted. The information in this prospectus supplement, the prospectus, the documents incorporated by reference and any written communication from us specifying the final terms of the offering, is only accurate as of the date of the respective documents in which the information appears. Our business, financial condition, results of operations and prospects may have changed since those dates.

PROSPECTUS SUPPLEMENT SUMMARY

In this prospectus supplement, unless the context indicates otherwise, the words “Pepco,” “the company,” “we,” “our,” “ours” and “us” refer to Potomac Electric Power Company and its consolidated subsidiaries.

The following summary contains basic information about this offering. It may not contain all of the information that is important to you. The “Description of the Senior Notes” section of this prospectus supplement and the “Description of Debt Securities—Description of Senior Notes” section of the accompanying prospectus contain more detailed information regarding the senior notes. The following summary is qualified in its entirety by reference to the more detailed information appearing elsewhere in this prospectus supplement and in the prospectus to which it relates, including the documents incorporated by reference.

Potomac Electric Power Company

We are a regulated public utility company engaged in the transmission and distribution of electricity in Washington, D.C. and major portions of Prince George’s and Montgomery Counties in suburban Maryland. We are a wholly owned subsidiary of Pepco Holdings, Inc., or PHI.

We are responsible for the delivery of electricity in our service territory, which covers approximately 640 square miles and, as of December 31, 2006, had a population of 2.1 million. The rates we are paid for the delivery of electricity in the District of Columbia are established by the District of Columbia Public Service Commission, or the DCPSC, and in Maryland by the Maryland Public Service Commission, or the MPSC.

Our transmission facilities are interconnected with the transmission facilities of contiguous facilities and as such are part of an interstate power transmission grid over which electricity is transmitted throughput eastern United States. We are members of the PJM Regional Transmission Organization, which directs the operation of our transmission facilities. The rates we are paid for the transmission of electricity over our facilities are established by the Federal Energy Regulatory Commission.

We also supply electricity at regulated rates to retail customers in our service territories who do not elect to purchase electricity from a competitive supplier, which is referred to herein as standard offer service, or SOS. We purchase the power supply required to satisfy our SOS obligation from wholesale suppliers under contracts entered into pursuant to a competitive bid procedure approved, respectively, by the DCPSC and the MPSC.

In addition to us, PHI’s regulated subsidiaries include Delmarva Power & Light Company and Atlantic City Electric Company. PHI is a publicly held company and files periodic reports and other documents with the Securities and Exchange Commission, or SEC. Many of the members of our Board of Directors and our executive officers are executive officers of PHI.

Our headquarters are located at 701 Ninth Street, N.W., Washington, D.C. 20068, and our telephone number is (202) 872-2000.

The Offering

Issuer	Potomac Electric Power Company

Securities Offered	$250,000,000 aggregate principal amount of 6.50% senior notes due 2037.

Maturity	The senior notes will mature on November 15, 2037.

Interest Rate	The interest rate on the senior notes is 6.50% per annum.

Interest Payment Dates	May 15 and November 15, beginning May 15, 2008.

Security	Until the release date, a series of our first mortgage bonds that we will issue and deliver to the senior trustee will secure the senior notes. On the release date, the first mortgage bonds will cease to secure the senior notes and the senior notes will become our unsecured general obligations and rank equally with our other unsecured and unsubordinated indebtedness. See “Description of Senior Notes—Security; Limitation on Liens and Sale and Leaseback Transactions” in this prospectus supplement and “Description of Debt Securities—Description of Senior Notes—Security; Release Date” in the accompanying prospectus.

Limitation on Liens and Sale and Leaseback Transactions After Release Date

The senior indenture contains covenants that limit our ability to incur certain liens and engage in certain sale and leaseback transactions following the release date. See “Description of Senior Notes—Security; Limitation on Liens and Sale and Leaseback Transactions” in this prospectus supplement and “Description of Debt Securities—Description of Senior Notes—Limitations on Liens and Sale and Leaseback Transactions After Release Date” in the accompanying prospectus.

Optional Redemption	We may redeem all or any portion of the senior notes at any time at a redemption price calculated as described under “Description of the Senior Notes—Optional Redemption” in this prospectus supplement, plus accrued and unpaid interest.

Use of Proceeds	We estimate that the net proceeds from the offering will be approximately $247.0 million after deducting the underwriters’ discount and our estimated offering expenses. We intend to use all of the net proceeds to repay $247.0 million of our existing short-term indebtedness. We issued $210 million of this short-term debt to fund the repayment of an equal amount of our matured debt. See “Use of Proceeds” in this prospectus supplement.

Sinking Fund	None

Risk Factors	You should refer to the “Risk Factors” section, beginning on page S-5 of this prospectus supplement, to understand the risks associated with an investment in the senior notes.

RISK FACTORS

Investing in the senior notes involves risks. Before deciding to invest in our securities, you should consider carefully the “Risk Factors” identified and discussed in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2006 and in Part II, Item 1A of our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2007, June 30, 2007 and September 30, 2007, which are incorporated in this prospectus supplement as more fully described in the section of the accompanying prospectus entitled “Where You Can Find More Information.” Additionally, you should consider carefully the discussion of the risks and uncertainties that relate specifically to this offering of senior notes and are set forth below as well as any additional discussion of risks and uncertainties that may be included in any other prospectus supplement or free writing prospectus we issue in connection with this offering of senior notes. The risk factors we discuss in these documents are those that we currently believe may materially affect our company or the senior notes. Additional risks and uncertainties not currently known to us or that we currently believe are immaterial also may materially and adversely affect our business, financial condition and results of operations, or could adversely affect the value of the senior notes offered by this prospectus supplement.

The release of the first mortgage bonds on the release date could have an adverse effect on the market value of the senior notes.

On and after the release date, the senior notes will not be secured by the first mortgage bonds and will become our unsecured general obligations ranking equally with our other unsecured and unsubordinated indebtedness. Although the indenture contains covenants that limit our ability to incur certain liens and enter into sale and leaseback transactions, it is possible that the release of the first mortgage bonds could have an adverse effect on the market value of the senior notes.

We cannot assure you that an active trading market for the senior notes will develop.

We do not intend to apply for listing of the senior notes on any securities exchange or automated quotation system. There can be no assurance as to the liquidity of any market that may develop for the senior notes or the ability of the noteholders to sell their senior notes.

The underwriters have informed us that they intend to make a market in the senior notes. However, the underwriters are not obligated to do so, and any such market-making activity may be terminated at any time without notice. If a market for the senior notes does not develop, purchasers may be unable to resell the senior notes for an extended period of time. Consequently, a noteholder may not be able to liquidate its investment readily, and the senior notes may not be readily accepted as collateral for loans. In addition, such market-making activity will be subject to restrictions under federal securities laws.

The future trading price of the senior notes is subject to fluctuation.

Future trading prices of the senior notes will depend on many factors including, among other things, prevailing interest rates, the liquidity of the market for the senior notes and the market for similar securities. Future trading prices of the senior notes also may be affected by our business, results of operations and credit ratings and could be affected by the business, results of operations and credit ratings of our affiliates. Accordingly, there can be no assurance as to the price at which noteholders will be able to sell their senior notes.

USE OF PROCEEDS

We estimate that the net proceeds from this offering of our senior notes will be approximately $247.0 million after deducting the underwriters’ discount and our estimated offering expenses. We intend to use all of the net proceeds from this offering to repay short-term indebtedness with a weighted average interest rate of 5.02%. We issued $210 million of this short-term debt to fund the repayment at maturity of (i) $35 million in aggregate principal amount of our 7.64% medium term notes due January 17, 2007 and (ii) $175 million in aggregate principal amount of our 6.25% first mortgage bonds due October 15, 2007.

RATIO OF EARNINGS TO FIXED CHARGES

Set forth below is our ratio of earnings to fixed charges for the nine months ended September 30, 2007 and for each year in the five-year period ended December 31, 2006.

	Nine Months Ended September 30, 2007	Twelve Months Ended December 31,
		2006	2005	2004	2003	2002
Ratio of Earnings to Fixed Charges	3.30	2.59	4.04	2.57	2.63	2.56

For purposes of calculating the ratio of earnings to fixed charges, earnings consist of net income, plus taxes based on income, plus fixed charges, which consist of interest expense (which includes distributions on Company Obligated Mandatorily Redeemable Preferred Securities of Subsidiary Trust (the “Trust Preferred”) subsequent to the implementation of Statement of Financial Accounting Standards No. 150 on July 1, 2003), interest factor in rentals and, prior to the implementation of SFAS 150, distributions on the Trust Preferred, less subsidiary capitalized interest.

CAPITALIZATION

The table below shows our capitalization as of September 30, 2007:

•	on an actual consolidated basis; and

•	as adjusted to give effect to the sale of the senior notes offered hereby and the use of the net proceeds of this offering.

You should read this table along with our consolidated financial statements and the related notes incorporated by reference in the accompanying prospectus.

Potomac Electric Power Company

(In Millions)

	As of September 30, 2007
	Actual	As Adjusted
Short-term debt (a)	$194.1	$122.1
Current maturities of long-term debt (b)	253.0	78.0
Capital lease obligations due within one year	5.7	5.7
Long-term debt (c)	912.2	1,161.6
Capital lease obligations	108.1	108.1
Shareholder’s equity	1,128.5	1,128.5

Total Capitalization	$2,601.6	$2,604.0

(a)	Includes $151.0 million of commercial paper and $43.1 million of inter-company borrowings from affiliates under our money pool arrangements. As adjusted includes the payment of $72.0 million to be redeemed with the proceeds of this offering.
(b)	As adjusted includes the payment at maturity of $175.0 million with short-term debt to be redeemed with the net proceeds of this offering.
(c)	As adjusted includes $249.4 million of long-term debt due from the sale of the senior notes. Long-term debt is net of unamortized discount.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

The following table contains selected historical consolidated financial information for Pepco derived from our financial statements. The selected historical consolidated financial information as of and for the nine months ended September 30, 2007 is derived from the unaudited financial statements of Pepco as of and for the nine months ended September 30, 2007, and the selected historical consolidated financial information as of and for the years ended December 31, 2004, 2005 and 2006 is derived from the audited financial statements of Pepco as of and for the years ended December 31, 2004, 2005 and 2006. The selected historical consolidated financial information should be read in conjunction with the financial statements and related notes thereto incorporated by reference herein. The financial results for the nine months ended September 30, 2007 are not necessarily indicative of the results that may be expected for an entire year.

Potomac Electric Power Company

(In Millions)

	As of and for the Year Ended December 31,				As of and for the Nine Months Ended September 30, 2007
	2004	2005		2006
Income Statement Data
Operating revenue	$1,805.9	$1,845.3		$2,216.5	$1,695.2
Operating expenses	1,579.8	1,489.0	(a)	2,016.3	1,488.7	(b)
Operating income	226.1	356.3		200.2	206.5
Net income	96.5	165.0		85.4	111.3	(c)

Balance Sheet Data
Cash and cash equivalents	$1.5	$131.4		$12.4	$10.5
Total assets	$3,697.0	$3,875.0		$3,877.0	$4,584.4

Capitalization and Short-Term Debt
Short-term debt	$14.0	—		$67.1	$194.1
Current maturities of long-term debt	100.0	50.0		210.0	253.0
Capital lease obligations due within one year	4.7	5.1		5.5	5.7
Long-term debt	1,198.3	1,198.9		990.0	912.2
Capital lease obligations	121.3	116.3		110.9	108.1
Redeemable serial preferred stock	27.0	21.5		—	—
Shareholder’s equity	979.8	1,078.0		1,091.2	1,128.5

Total Capitalization	$2,445.1	$2,469.8		$2,474.7	$2,601.6

(a)	Includes $68.1 million ($40.7 million after-tax) gain from sale of non-utility land owned by us at Buzzard Point during 2005. Also includes $70.5 million ($42.2 million after-tax) gain (net of customer sharing) from settlement of our $105 million allowed, pre-petition general unsecured claim against Mirant Corporation and our asbestos claim against the Mirant Corporation bankruptcy estate during 2005.
(b)	Includes $33.4 million ($20.0 million after-tax) from the effect of settlement of Mirant bankruptcy claims.
(c)	Includes $19.5 million benefit related to the state of Maryland income tax refund.

DESCRIPTION OF THE SENIOR NOTES

General

The following description of the terms of the senior notes offered hereby summarizes certain general terms that will apply to the senior notes. The senior notes will be issued under an indenture between us and The Bank of New York, as trustee, dated as of November 17, 2003. We refer to this indenture as the senior indenture and to the trustee under the senior indenture as the senior trustee. This description is not complete, and we refer you to the accompanying prospectus for a description of additional terms of the senior notes and the senior indenture.

The senior notes will be issued in fully-registered form in denominations of $1,000 and its integral multiples. The senior notes will be initially issued in book-entry form through the facilities of The Depository Trust Company, also referred to as DTC, as depositary. For so long as the senior notes remain deposited with DTC, in DTC’s book-entry system, transfers or exchanges of beneficial interests in the senior notes may be effected only through records maintained by DTC or its nominee, and payments of principal, premium, if any, and interest will be made to DTC in immediately available funds as described under “Book-Entry Only—The Depository Trust Company” below.

Maturity, Interest and Payment

The senior notes will mature on November 15, 2037 and will bear interest at a rate of 6.50% per annum. Interest on the senior notes will be payable semi-annually on May 15 and November 15 of each year, commencing May 15, 2008. If an interest payment date falls on a day that is not a business day, interest will be payable on the next succeeding business day with the same force and effect as if made on such interest payment date. Interest will be paid to the persons in whose names the senior notes are registered at the close of business on each May 1 and November 1. However, interest payable at maturity will be paid to the person to whom the principal is paid. Interest will be calculated on the basis of a 360-day year, consisting of twelve 30-day months, and will accrue from November 16, 2007 or from the most recent interest payment date to which interest has been paid.

Security; Limitation on Liens and Sale and Leaseback Transactions

Simultaneously with the issuance of the senior notes, we will issue and deliver to the senior trustee, for the benefit of the holders of the senior notes in order to secure our obligations under such senior notes, $250,000,000 million in aggregate principal amount of our First Mortgage Bonds, 6.50% Collateral Series due November 15, 2037. We refer to the First Mortgage Bonds, 6.50% Collateral Series due November 15, 2037 as the collateral bonds.

The collateral bonds will be issued under the Mortgage and Deed of Trust, dated July 1, 1936, between us and The Bank of New York, as trustee (as successor in such capacity to The Riggs National Bank of Washington, D.C.), as amended and supplemented, which we refer to as the mortgage. We will issue the collateral bonds on the basis of unbonded property additions and in substitution for refundable bonds.

After giving effect to the issuance of the collateral bonds:

•	$1,191.8 million in aggregate principal amount of first mortgage bonds will be outstanding,

•	as of September 30, 2007, approximately $10.0 million of property additions were available for the purposes permitted in the mortgage, including the issuance of first mortgage bonds,

•

as of September 30, 2007, approximately $1,025.9 million in aggregate principal amount of refundable bonds (previously issued and no longer outstanding) were available for the purposes permitted in the mortgage, including the issuance of first mortgage bonds, and

•

as of September 30, 2007, available property additions and refundable bonds would permit, and the net earnings test would not prohibit, the issuance of approximately $1,031.9 million in principal amount of additional first mortgage bonds as long as the weighted average interest rate of the additional bonds was less than approximately 9.80%.

See “Description of Debt Securities—Description of First Mortgage Bonds—Issuance of Additional First Mortgage Bonds” in the accompanying prospectus.

In accordance with the terms of the senior indenture, on the release date the collateral bonds will cease to secure the senior notes and the senior notes will become our unsecured general obligations and rank on a parity with our other unsecured and unsubordinated indebtedness. See “Description of Debt Securities—Description of Senior Notes—Security; Release Date” in the accompanying prospectus.

The senior indenture contains covenants that limit our ability to incur certain liens and engage in certain sale and leaseback transactions following the release date. See “Description of Debt Securities—Description of Senior Notes—Limitations on Liens and Sale and Leaseback Transactions After Release Date” in the accompanying prospectus.

Optional Redemption

We may redeem any of the senior notes in whole or in part, at our option, at any time prior to their maturity, at the redemption prices described below. We will give notice of our intent to redeem the senior notes at least 30 days, but no more than 60 days, prior to the redemption date.

If we redeem all or any part of the senior notes as described above, we will pay a redemption price equal to the greater of

(i) 100% of the principal amount of the senior notes being redeemed or

(ii) the Make-Whole Amount for the senior notes being redeemed,

plus, in each case, accrued interest on such senior notes to the redemption date.

“Make-Whole Amount” means the sum of the present values of the remaining scheduled payments of principal of and interest (not including the portion of any scheduled payment of interest which accrued prior to the redemption date) on the senior notes being redeemed, discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 35 basis points.

“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

“Comparable Treasury Issue” means the United States Treasury security selected by the Reference Treasury Dealer as having a maturity comparable to the remaining term of the senior notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such senior notes.

“Comparable Treasury Price” means, with respect to any redemption date, (i) the yield for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) on the third business day preceding such redemption date, as set forth in the H.15 Daily Update of the Federal Reserve Bank, or (ii) if such release (or any successor release) is not published or does not contain prices on such business day, the Reference Treasury Dealer Quotations actually obtained by the trustee for such redemption date.

“H.15 Daily Update” means the daily update of H.15 (519) available through the worldwide website of the Board of Governors of the Federal Reserve System or any successor site or publication.

“H.15 (519)” means the weekly statistical release entitled “H.15 (519) Selected Interest Rates” or any successor publication published by the Board of Governors of the Federal Reserve System.

“Reference Treasury Dealer” means Wachovia Capital Markets, LLC and its respective successors; provided, however, that we may substitute therefor a primary United States Treasury securities dealer in New York City.

“Reference Treasury Dealer Quotations” means, with respect to any redemption date, the average, as determined by the trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the trustee by the Reference Treasury Dealer at 3:30 p.m. on the third business day preceding such redemption date.

If at the time notice of redemption is given the redemption moneys are not on deposit with the senior trustee, the redemption shall be subject to the receipt of such moneys on or before the redemption date, and such notice shall be of no effect unless such moneys are received.

Upon payment of the redemption price, on and after the redemption date, interest will cease to accrue on the senior notes or portions thereof called for redemption.

Sinking Fund

There is no provision for a sinking fund applicable to the senior notes.

Payment and Paying Agents

Principal, premium, if any, and interest on the senior notes at maturity will be payable upon presentation of the senior notes at the corporate trust office of The Bank of New York, in The City of New York, as paying agent for the senior notes. We may change the place of payment on the senior notes, appoint one or more additional paying agents (including us or any of our affiliates) and remove any paying agent, all at our discretion.

Book-Entry Only—The Depository Trust Company

The senior notes will trade through DTC. The senior notes will be issued in fully registered form and will be evidenced by one or more global senior notes registered in the name of DTC’s nominee, Cede & Co. The global senior notes will be deposited with the senior trustee as custodian for DTC.

DTC is a New York limited-purpose trust company, a New York banking organization, a New York clearing corporation, a member of the Federal Reserve System and a clearing agency registered under Section 17A of the Securities Exchange Act of 1934, or the Exchange Act. DTC holds securities for its participants and also facilitates settlement of securities transactions among its participants through electronic computerized book-entry changes in the participants’ accounts, thereby eliminating the need for physical movement of securities certificates. The participants include securities brokers and dealers, banks, trust companies and clearing corporations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation, or DTCC. DTCC, in turn, is owned by a number of participants of DTC and members of the National Securities Clearing Corporation, Fixed Income Clearing Corporation and Emerging Markets Clearing Corporation (NSCC, FICC and EMCC, also subsidiaries of DTCC), as well as by the New York Stock Exchange, Inc., the American Stock Exchange LLC and the Financial Industry Regulatory Authority, Inc. Others who maintain a custodial relationship with a participant can use the DTC system. The rules that apply to DTC and those using its system are on file with the SEC.

Purchases of the senior notes within the DTC system must be made through participants, which will receive a credit for the senior notes on DTC’s records. The beneficial ownership interest of each purchaser will be recorded on the participants’ records. Beneficial owners will not receive written confirmation from DTC of their purchases, but beneficial owners should receive written confirmations of the transactions, as well as periodic statements of their holdings, from the participants through which they purchased senior notes. Transfers of ownership interests on the senior notes are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates for their senior notes, except if use of the book-entry system for the senior notes is discontinued.

To facilitate subsequent transfers, all senior notes deposited by participants with DTC are registered in the name of DTC’s nominee, Cede & Co. The deposit of the senior notes with DTC and their registration in the name of Cede & Co. do not effect any change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the senior notes; DTC’s records reflect only the identity of the participants to whose accounts such senior notes are credited. These participants may or may not be the beneficial owners. Participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to participants, and by participants to beneficial owners, will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. Redemption notices will be sent to DTC.

Neither DTC, nor Cede & Co., will itself consent or vote with respect to the senior notes. Under its usual procedures, DTC mails an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns the voting or consenting rights of Cede & Co. to those participants to whose accounts the senior notes are credited on the record date. We believe that these arrangements will enable the beneficial owners to exercise rights equivalent in substance to the rights that can be directly exercised by a registered holder of the senior notes.

Payments of redemption proceeds, principal of and interest on the senior notes will be made to Cede & Co. DTC’s practice is to credit participants’ accounts on the relevant payment date in accordance with their respective holdings shown on DTC’s records unless DTC has reason to believe that it will not receive payments on that payment date. Payments by participants to beneficial owners will be governed by standing instructions and customary practices and will be the responsibility of participants and not of DTC, the senior trustee or us. Payment of redemption proceeds, principal and interest to Cede & Co. is our responsibility. Disbursement of payments to participants is the responsibility of DTC, and disbursement of payments to the beneficial owners is the responsibility of participants.

A beneficial owner will not be entitled to receive physical delivery of the senior notes. Accordingly, each beneficial owner must rely on the procedures of DTC to exercise any rights under the senior notes.

DTC may discontinue providing its services as securities depository with respect to the senior notes at any time by giving us or the senior trustee reasonable notice. In the event no successor securities depository is obtained, certificates for the senior notes will be printed and delivered.

The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that we believe to be reliable, but neither we nor the underwriters take any responsibility for the accuracy of this information.

Governing Law

The senior indenture and the senior notes will be governed by, and construed in accordance with, the laws of the State of New York.

UNDERWRITING

Under the terms and subject to the conditions contained in an underwriting agreement dated November 13, 2007, we have agreed to sell to the underwriters named below, for whom BNY Capital Markets, Inc. and Wachovia Capital Markets, LLC are acting as representatives, the following respective principal amounts of the senior notes:

Underwriter	Principal Amount
BNY Capital Markets, Inc.	$106,250,000
Wachovia Capital Markets, LLC	106,250,000
KeyBanc Capital Markets Inc.	12,500,000
PNC Capital Markets LLC	12,500,000
SunTrust Robinson Humphrey, Inc.	12,500,000

Total	$250,000,000

The underwriting agreement provides that the underwriters are obligated to purchase all of the senior notes if any are purchased. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or the offering of senior notes may be terminated.

The underwriters propose to offer the senior notes initially at the public offering price on the cover page of this prospectus supplement and to selling group members at that price less a selling concession of 0.525% of the principal amount per senior note. The underwriters and selling group members may allow a discount of 0.25% of the principal amount per senior note on sales to other broker/dealers. After the initial public offering, the underwriters may change the public offering price, selling concession and discount to broker/dealers.

We estimate that our out of pocket expenses for this offering will be approximately $200,000.

The senior notes are a new issue of securities with no established trading market. One or more of the underwriters intends to make a secondary market for the senior notes. However, they are not obligated to do so and may discontinue making a secondary market for the senior notes at any time without notice. No assurance can be given as to how liquid the trading market for the senior notes will be.

We have agreed to indemnify the underwriters against liabilities, including but not limited to, liabilities under the Securities Act of 1933 or contribute to payments which the underwriters may be required to make in that respect.

In the ordinary course of business, the underwriters and their respective affiliates have from time to time performed and may in the future perform various financial advisory, commercial banking and investment banking services for us and our subsidiaries, for which they received or will receive customary fees.

In connection with the offering, the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Exchange Act.

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•

Over-allotment involves sales by the underwriters of senior notes in excess of the principal amount of senior notes the underwriters are obligated to purchase, which creates a syndicate short position.

•

Syndicate covering transactions involve purchases of the senior notes in the open market after the distribution has been completed in order to cover syndicate short positions. A short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the senior notes in the open market after pricing that could adversely affect investors who purchase in the offering.

•

Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the senior notes originally sold by the syndicate member are purchased in a stabilizing transaction or a syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of the senior notes or preventing or retarding a decline in the market price of the senior notes. As a result the price of the senior notes may be higher than the price that might otherwise exist in the open market. These transactions, if commenced, may be discontinued at any time.

LEGAL MATTERS

Certain legal matters in connection with the offering of the senior notes will be passed upon for us by Kirk J. Emge, Esq., our General Counsel, and by Covington & Burling LLP, Washington, D.C., and for the underwriters by Dewey & LeBoeuf LLP. Dewey & LeBoeuf LLP from time to time represents PHI and certain other of our affiliates.

PROSPECTUS

Potomac Electric Power Company

Debt Securities

This prospectus relates to debt securities that we may offer from time to time. The securities may be offered in one or more series and in an amount or number, at prices and on other terms and conditions to be determined at the time of sale and described in a prospectus supplement accompanying this prospectus. This prospectus may not be used to sell securities unless accompanied by a prospectus supplement.

We may offer and sell the securities on a continuous or delayed basis to or through one or more underwriters, dealers or agents, or directly to the purchasers.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 24, 2007.

This prospectus is a part of a registration statement we filed with the Securities and Exchange Commission. You should rely only on the information we have provided or incorporated by reference in this prospectus and the accompanying prospectus supplement. We have not authorized anyone to provide you with additional or different information. We are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should assume that the information in this prospectus or the accompanying prospectus supplement is accurate only as of the date on the front of that document and that any information contained in a document incorporated by reference is accurate only as of the date of that incorporated document.

ABOUT THIS PROSPECTUS

This prospectus is a part of a registration statement that we filed with the Securities and Exchange Commission utilizing an automatic shelf registration process. We may use this prospectus to offer and sell from time to time any one or a combination of the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will describe in an accompanying prospectus supplement the type, amount or number and other terms and conditions of the securities being offered, the price at which the securities are being offered, and the plan of distribution for the securities. The specific terms of the offered securities may vary from the general terms of the securities described in this prospectus, and accordingly the description of the securities contained in this prospectus is subject to, and qualified by reference to, the specific terms of the offered securities contained in the accompanied prospectus supplement. The prospectus supplement may also add, update or change information contained in this prospectus. including information about us, contained in this prospectus. Therefore, for a complete understanding of the offered securities, you should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information.”

For more detailed information about the securities, you can also read the exhibits to the registration statement. Those exhibits have been either filed with the registration statement or incorporated by reference to earlier SEC filings listed in the registration statement.

In this prospectus, unless the context indicates otherwise, the words “Pepco,” “the company,” “we,” “our,” “ours” and “us” refer to Potomac Electric Power Company and its consolidated subsidiaries.

NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements contained in this prospectus, the accompanying prospectus supplement and incorporated by reference into this prospectus are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and are subject to the safe harbor created by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are those that describe or predict future events or trends and include declarations regarding our intentions, beliefs and expectations. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of such terms or other comparable terminology. Forward-looking statements are not guarantees of future performance, and actual results could differ materially from those indicated by the forward-looking statements. Forward-looking statements involve estimates, assumptions, known and unknown risks, uncertainties and other factors that may cause our or our industry’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements.

The forward-looking statements contained and incorporated by reference herein are qualified in their entirety by reference to the following important factors, which are difficult to predict, contain uncertainties, are beyond our control and may cause actual results to differ materially from those contained in forward-looking statements:

•

Prevailing governmental policies and regulatory actions affecting the energy industry, including allowed rates of return, industry and rate structure, acquisition and disposal of assets and facilities, operation and construction of plant facilities, recovery of purchased power expenses, and present or prospective wholesale and retail competition;

•	Changes in and compliance with environmental and safety laws and policies;

•	Weather conditions;

•	Population growth rates and demographic patterns;

•	Competition for retail and wholesale customers;

•	General economic conditions, including potential negative impacts resulting from an economic downturn;

•	Growth in demand, sales and capacity to fulfill demand;

•	Changes in tax rates or policies or in rates of inflation;

•	Changes in project costs;

•	Unanticipated changes in operating expenses and capital expenditures;

•	Our ability to obtain funding in the capital markets on favorable terms;

•	Restrictions imposed by Federal and/or state regulatory commissions;

•	Legal and administrative proceedings (whether civil or criminal) and settlements that influence our business and profitability;

•	Volatility in market demand and prices for energy, capacity and fuel;

•	Interest rate fluctuations and credit market concerns; and

•	Effects of geopolitical events, including the threat of domestic terrorism.

Any forward-looking statements speak only as of the date of this prospectus or any prospectus supplement, and we undertake no obligation to update any forward-looking statements to reflect events or circumstances after the date on which such statements are made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for us to predict all of such factors, nor can we assess the impact of any such factor on our business or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statements. The foregoing review of factors should not be construed as exhaustive.

POTOMAC ELECTRIC POWER COMPANY

We are a regulated public utility company engaged in the transmission and distribution of electricity in Washington, D.C. and major portions of Prince George’s and Montgomery Counties in suburban Maryland. We are a wholly owned subsidiary of Pepco Holdings, Inc., or PHI.

We are responsible for the delivery of electricity in our service territory, which covers approximately 640 square miles and, as of December 31, 2006, had a population of 2.1 million. As of December 31, 2006, we delivered electricity to 753,000 customers, of which 240,960 were located in the District of Columbia and 512,040 were located in Maryland. Of the 26,488,000 megawatt hours of electricity we delivered in 2006, approximately 29% was delivered to residential customers, 51% to commercial customers, and 20% to United States and District of Columbia government customers. The rates we are paid for the delivery of electricity in the District of Columbia are established by the District of Columbia Public Service Commission, or the DCPSC, and in Maryland by the Maryland Public Service Commission, or the MPSC.

Our transmission facilities are interconnected with the transmission facilities of contiguous facilities and as such are part of an interstate power transmission grid over which electricity is transmitted throughout the eastern United States. We are members of the PJM Regional Transmission Organization, which directs the operation of our transmission facilities. The rates we are paid for the transmission of electricity over our facilities are established by the Federal Energy Regulatory Commission.

We also supply electricity at regulated rates to retail customers in our service territories who do not elect to purchase electricity from a competitive supplier, which is referred to herein as Standard Offer Service, or SOS. We purchase the power supply required to satisfy our SOS obligation from wholesale suppliers under contracts entered into pursuant to a competitive bid procedure approved, respectively, by the DCPSC and the MPSC.

Our headquarters are located at 701 Ninth Street, N.W., Washington, D.C. 20068, and our telephone number is (202) 872-2000.

USE OF PROCEEDS

We intend to use the net proceeds from the sale of the securities offered by this prospectus as described in the accompanying prospectus supplement.

RATIO OF EARNINGS TO FIXED CHARGES

Set forth below is our ratio of earnings to fixed charges and ratio of earnings to fixed charges for the six months ended June 30, 2007 and for each year in the five-year period ended December 31, 2006.

	Six Months Ended June 30, 2007	Twelve Months Ended December 31,
		2006	2005	2004	2003	2002
Ratio of Earnings to Fixed Charges	2.01	2.59	4.04	2.57	2.63	2.56

For purposes of calculating the ratio of earnings to fixed charges, earnings consist of net income, plus taxes based on income, plus fixed charges, which consist of interest expense (which includes distributions on Company Obligated Mandatorily Redeemable Preferred Securities of Subsidiary Trust (the “Trust Preferred”) subsequent to the implementation of Statement of Financial Accounting Standards No. 150 (“SFAS 150”) on July 1, 2003), interest factor in rentals and, prior to the implementation of SFAS 150, distributions on the Trust Preferred, less subsidiary capitalized interest.

DESCRIPTION OF DEBT SECURITIES

The following description of our debt securities sets forth certain general terms and provisions of debt securities that we may offer pursuant to this prospectus, which could be senior notes, first mortgage bonds and other debt securities. The particular terms of any debt securities and the extent, if any, to which these general provisions will not apply to such debt securities will be described in the prospectus supplement relating to the debt securities. We may also sell hybrid securities that combine certain features of debt securities and other securities described in this prospectus.

We may issue:

•

senior notes in one or more series under the indenture, dated as of November 17, 2003 (referred to herein as the senior note indenture), between us and The Bank of New York, as trustee (referred to herein as the senior trustee);

•

first mortgage bonds in one or more series under the Mortgage and Deed of Trust, dated July 1, 1936, between us and The Bank of New York, as trustee (as successor in such capacity to The Riggs National Bank of Washington, D.C.) (referred to herein as the mortgage trustee), as amended and supplemented by a separate supplemental indenture each time first mortgage bonds are issued (referred to herein as the mortgage); and

•

other debt securities in one or more series under the indenture, dated as of July 28, 1989 (referred to herein as the note indenture), between us and The Bank of New York, as trustee (referred to herein as the note trustee).

The statements set forth below include brief summaries of certain provisions contained in the senior indenture, the mortgage and the note indenture. These summaries do not purport to be complete and are qualified in their entirety by reference to the senior note indenture, the mortgage and the note indenture, the forms of which are filed as exhibits to the registration statement of which this prospectus is a part.

DESCRIPTION OF SENIOR NOTES

The following description of the senior notes sets forth certain general terms and provisions of the senior notes that we may offer pursuant to this prospectus.

General

Until the release date described below, each series of senior notes offered by this prospectus will be secured by a corresponding series of our first mortgage bonds. See “Security; Release Date” below. In addition to the senior notes offered by this prospectus, the senior indenture provides that we may issue other senior notes from time to time under the senior indenture without limitation as to aggregate principal amount. However, until the release date, the amount of senior notes that we may issue under the senior indenture cannot exceed the aggregate principal amount of first mortgage bonds that we are able to issue under the mortgage. See “Description of First Mortgage Bonds—Issuance of Additional First Mortgage Bonds” below.

The relevant prospectus supplement will describe the terms of the senior notes being offered, including:

•	the title of the senior notes;

•	any limit on the aggregate principal amount of the senior notes;

•	the date or dates on which the principal of and any premium on the senior notes will be payable;

•	the rate or rates at which the senior notes will bear interest, if any;

•	the currency or currency unit of payment if other than United States dollars;

•

the date from which interest, if any, on the senior notes will accrue, the dates on which interest, if any, will be payable, the date on which payment of interest, if any, will commence, and the record dates for any interest payments;

•	our right, if any, to extend interest payment periods and the duration of any extension;

•	any redemption, repayment or sinking fund provisions;

•	the place or places where the principal of and any premium and interest on the senior notes will be payable;

•	the denominations in which the senior notes will be issuable;

•	the index, if any, with reference to which the amount of principal of or any premium or interest on the senior notes will be determined;

•

any addition to or change in the events of default set forth in the senior indenture applicable to the senior notes and any change in the right of the senior trustee or the holders to declare the principal amount of the senior notes due and payable;

•	any addition to or change in the covenants set forth in the senior indenture; and

•	any other terms of the senior notes not inconsistent with the provisions of the senior indenture.

The senior indenture does not contain any covenants or other provisions that specifically are intended to afford holders of the senior notes special protection in the event of a highly leveraged transaction.

Security; Release Date

General

Until the release date, the payment of principal of, and any premium and interest on, each series of senior notes offered by this prospectus and the accompanying prospectus supplement will be secured by a corresponding series of first mortgage bonds issued under the mortgage described below and held by the senior trustee. See “Description of First Mortgage Bonds” below. In this prospectus we refer to first mortgage bonds held by the senior trustee as security for senior notes as collateral bonds. At any time after all first mortgage bonds issued and outstanding under the mortgage, other than collateral bonds, have been retired through payment or redemption (including first mortgage bonds “deemed to have been paid” within the meaning of Article XVI of the mortgage), so long as no default or Event of Default has occurred and is continuing under the senior indenture and certain other requirements are met, the senior trustee will surrender all collateral bonds to us on a date specified by us. We refer to this date as the release date. After the release date, the senior notes will cease to be secured by collateral bonds and will become our unsecured general obligations. (Senior Indenture, Section 1303)

Delivery of Collateral Bonds

Simultaneously with or prior to the issuance of each series of senior notes, we will issue and deliver to the senior trustee, for the benefit of the holders of the senior notes of that series, collateral bonds registered in the name of the senior trustee in an aggregate principal amount equal to or exceeding the aggregate principal amount of the senior notes of such series, with a stated maturity date that is the same as the stated maturity date of the senior notes of such series, bearing an interest rate equal to the interest rate borne by the senior notes of such series, having interest payment dates that are the same as the interest payment dates of the senior notes of such series, with the same redemption provisions, if any, as the senior notes of such series (in addition to those described below under “Description of First Mortgage Bonds—Mandatory Redemption”), and in all other material respects conforming as nearly as is practicable to the terms of the senior notes of such series. (Senior Indenture, Section 1302)

Until the release date, the collateral bonds delivered to the senior trustee will be held in trust by the senior trustee for the equal and proportionate benefit and security of the holders from time to time of the corresponding series of senior notes, and shall serve as security for the full and prompt payment of the principal of and premium, if any, on the corresponding series of senior notes when and as the same shall become due in accordance with the terms and provisions of the senior notes and the senior indenture, whether at stated maturity or by declaration of acceleration, call for redemption or otherwise and the full and prompt payment of interest on such senior notes when and as the same shall become due in accordance with the terms and provisions of the senior notes and the senior indenture. (Senior Indenture, Section 1303)

Each series of senior notes will be secured by only one corresponding series of collateral bonds, and each such series of collateral bonds will secure only that series of senior notes. (Senior Indenture, Section 1302)

Payment of Principal, Premium and Interest on Collateral Bonds

Our obligation to make any payment of principal of, or premium, if any, or interest on, any collateral bonds will be deemed to be satisfied and discharged to the extent that payment of the principal of, or premium, if any, or interest on, the senior notes secured by such collateral bonds has been made or otherwise discharged by us. (Senior Indenture, Section 1305)

Restrictions on Transfer of Collateral Bonds

Except as required to effect an assignment of its rights and obligations under the senior indenture to a successor trustee and except for the release of the collateral bonds to us or the mortgage trustee in accordance with the senior indenture, the senior trustee may not transfer any collateral bonds held by it as security for senior notes. (Senior Indenture, Section 1307)

Redemption of Collateral Bonds

The collateral bonds securing any series of senior notes will be redeemable upon the acceleration of maturity of the related series of senior notes as the result of any Event of Default under the senior indenture (if the maturity of such collateral bonds has not already been accelerated), at a redemption price equal to the principal amount of such collateral bonds, plus accrued and unpaid interest thereon to the date of the redemption demand. (Senior Indenture, Section 1302; Part III, Section 2, of the Collateral Bond Supplemental Indenture) In such event, the senior trustee is required under the senior indenture to file with us a demand for redemption of the collateral bonds. (Senior Indenture, Section 802)

Effect of Release Date

After the release date, the senior notes will cease to be secured by the collateral bonds and the senior trustee is required to surrender to us or the mortgage trustee all collateral bonds then held by it. (Senior Indenture, Sections 1303 and 1308) The senior trustee is required to provide notice to all holders of senior notes of the occurrence of the release date. (Senior Indenture, Section 1308)

Release of Security Prior to Release Date

The senior indenture permits us to reduce, prior to the release date, the aggregate principal amount of a series of collateral bonds securing a series of senior notes to the extent that we pay or provide for the payment, in whole or part, of the principal of such senior notes. In no event may the principal amount of collateral bonds pledged to the senior trustee as security for the senior notes of any series be reduced prior to the release date to an amount less than the aggregate principal amount of the outstanding senior notes of such series. (Senior Indenture, Section 1308)

Voting of Collateral Bonds

At any meeting of the holders of any series of collateral bonds, or if the consent of holders of such series of collateral bonds is sought without a meeting, the senior trustee is required to vote all collateral bonds of such series then held by it, or to grant orwithhold its consent with respect thereto, as the senior trustee determines to be in the best interests of the holders of the corresponding series of senior notes, unless the senior trustee is directed otherwise by the holders of not less than a majority in aggregate principal amount of such series of senior notes. In exercising such responsibilities, the senior trustee may solicit instructions from the holders of any series of senior notes and, if so, shall vote or shall grant or withhold its consent with respect to the collateral bonds as directed by the holders of a majority in aggregate principal amount of the senior notes.

However, the senior indenture provides that (i) the senior trustee shall be deemed to have voted all collateral bonds in favor of, or granted its consent with respect to, and (ii) each holder of senior notes shall be deemed to have instructed the senior trustee to vote in favor of or grant its consent to, the following amendments to the mortgage:

•

an amendment allowing us, at our election, to reduce the amount of cash required to be deposited with the mortgage trustee to obtain the release of any property from the lien of the mortgage by an amount equal to the principal amount of first mortgage bonds that we would be entitled to have authenticated and delivered by the mortgage trustee at the time of such release on the basis of the net bondable value of property additions (as more fully described below under “Description of First Mortgage Bonds—Release of Property”) and

•

an amendment providing that any moneys held by the mortgage trustee as part of the trust estate under the mortgage will be paid to us by the mortgage trustee upon our order in an amount equal to the principal amount of first mortgage bonds that we would be entitled to have authenticated and delivered by the mortgage trustee at the time of such order on the basis of the net bondable value of property additions (as more fully described below under “Description of First Mortgage Bonds—Withdrawal of Cash Deposited with Mortgage Trustee”). (Senior Indenture, Section 1306)

Limitations on Liens and Sale and Leaseback Transactions After Release Date

The senior indenture provides that, so long as any senior notes are outstanding, after the release date we will not issue, assume, guarantee or permit to exist any Indebtedness secured by any Lien on any Operating Property that we now own or hereafter acquire (which is referred to in the senior indenture as “Secured Debt”), without either

•	effectively securing the senior notes equally and ratably with such Indebtedness (but only so long as such Indebtedness is so secured) or

•

delivering to the senior trustee bonds, notes or other evidences of indebtedness secured by the Lien which secures such Indebtedness in an aggregate principal amount equal to the aggregate principal amount of the senior notes then outstanding and meeting certain other requirements set forth in the senior indenture.

However, this restriction will not apply to:

•	Liens on Operating Property, other than the mortgage, existing on the date of the senior indenture;

•

any Lien existing on Operating Property existing at the time we acquire it, provided that (i) the Lien is not created in contemplation of or in connection with such acquisition and (ii) the Lien does not extend to any of our other property or assets;

•

Liens on property of a corporation existing at the time such corporation is merged into or consolidated with us; provided that (i) the Lien is not created in contemplation of or in connection with such transaction and (ii) the Lien does not extend to any of our other property or assets;

•

Liens on any Operating Property that we acquire, construct or improve, if the Liens are created or incurred within 18 months after the acquisition, construction or improvement to secure or provide for the payment of any part of the purchase price of such Operating Property or the cost of such construction or improvement, including carrying costs; provided that the Liens do not apply to any of our other property;

•

Liens in favor of any state or the District of Columbia or any department, agency, or instrumentality or political subdivision thereof, or for the benefit of holders of securities issued by any such entity (or providers of credit enhancement with respect to such securities), to secure any Indebtedness incurred to finance all or part of the purchase price or the cost of constructing, developing, or substantially repairing, altering, or improving any Operating Property;

•

extensions, renewals and replacements of Liens described above, provided that any such extension, renewal or replacement Lien is limited to the property or assets covered by the Lien extended, renewed or replaced and the obligations secured by any such extension, renewal or replacement Lien are in an amount not greater than the amount of the obligations secured by the Lien extended, renewed or replaced; and

•	Liens on Operating Property resulting from any Sale and Leaseback Transaction as described below.

The senior indenture also provides that, so long as any senior notes are outstanding, after the release date we will not enter into or permit to exist any Sale and Leaseback Transaction, except this restriction will not prevent us from entering into or permitting to exist:

•	any Sale and Leaseback Transaction involving a lease with a term of four years or shorter;

•	any Sale and Leaseback Transaction of a corporation existing at the time such corporation is merged into or consolidated with us and any extensions, renewals and replacements thereof;

•

any Sale and Leaseback Transaction with respect to any Operating Property if such lease is entered into within 18 months after the later of the acquisition, completion of construction or commencement of operation of such Operating Property and any extensions, renewals and replacements thereof; and

•

any Sale and Leaseback Transaction if, within 120 days after the effective date of the lease, we apply to the retirement of our Secured Debt an amount equal to the greater of (i) the net proceeds of the sale of the Operating Property leased in such Sale and Leaseback Transaction and (ii) the fair market value (as determined in good faith by our Board of Directors) of the Operating Property on any date within 90 days prior to the effective date of the lease, except that the amount we are required to apply to the retirement of Secured Debt will be reduced by the principal amount of any senior notes surrendered to the trustee for cancellation within 120 days after the effective date of the lease and the principal amount of Secured Debt, other than senior notes, we voluntarily retire within 120 days after the effective date of the lease.

In addition to the permitted Liens and Sale and Leaseback Transactions described above, the senior indenture permits us to incur Indebtedness secured by Liens on any Operating Property and enter into Sale and Leaseback Transactions so long as the aggregate amount of all Indebtedness secured by the Liens resulting from these transactions does not exceed the greater of:

•	15% of Tangible Assets as of the date of our most recent consolidated balance sheet filed with the SEC pursuant to the Exchange Act and

•	15% of Capitalization as shown on our most recent consolidated balance sheet filed with the SEC pursuant to the Exchange Act.

For purposes of this section of the prospectus:

“Indebtedness” means all of our outstanding indebtedness for money borrowed evidenced by notes, debentures, bonds or other securities or guarantees of any thereof and all of our Capital Lease obligations;

“Capital Lease” means any lease that has been or would be capitalized on our books in accordance with generally accepted accounting principles;

“Lien” means any mortgage, deed of trust, lien, pledge, encumbrance, charge or security interest in or on an asset and (ii) the interest of a vendor or a lessor under any conditional sale agreement, Capital Lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to an asset;

“Operating Property” means (i) any interest in real property we own and (ii) any asset we own that is depreciable in accordance with generally accepted accounting principles, excluding, in either case, any interest as lessee under a Capital Lease (except for a Capital Lease that results from a Sale and Leaseback Transaction);

“Sale and Leaseback Transaction” means any arrangement with any person or entity providing for the leasing to us of any property, which property prior to the leasing thereof to us was Operating Property and was sold by us to such person or entity; provided, however, Sale and Leaseback Transaction shall not include any arrangement entered into prior to the date of the senior indenture and shall not include any transaction pursuant to which we sell Operating Property to, and thereafter purchase energy or services from, any person or entity which transaction is ordered or authorized by any regulatory authority having jurisdiction over us or our operations or is entered into pursuant to any plan or program of industry restructuring ordered or authorized by any such regulatory authority;

“Tangible Assets” means the amount shown as total assets on our consolidated balance sheet, less all intangible assets, including, but without limitation, such items as goodwill, trademarks, trade names, patents, and unamortized debt discount and expense, all as determined by us in accordance with generally accepted accounting principles applicable to the type of business in which we are engaged; and

“Capitalization” means the total of all the following items appearing on, or included in, our consolidated balance sheet: (i) all liabilities for Indebtedness and (ii) common stock, preferred stock, hybrid preferred securities, premium on capital stock, capital surplus, capital in excess of par value, and retained earnings (however the foregoing may be designated), less, to the extent not otherwise deducted, the cost of shares of capital stock that we hold in our treasury.

(Senior Indenture, Sections 608 and 609)

Global Securities

We may issue registered senior notes of any series in the form of one or more fully registered global senior notes, each of which we refer to in this prospectus as a registered global security, that we will deposit with a depositary (or with a nominee of a depositary) identified in the prospectus supplement relating to such series and registered in the name of the depositary (or a nominee). In such a case, we will issue one or more registered global securities. The face of such registered global securities, will set forth the aggregate principal amount of the series of senior notes that such global registered securities represent. The depositary (or its nominee) will not transfer any registered global security unless and until it is exchanged in whole or in part for senior notes in definitive registered form, except that:

•	the depositary may transfer the whole registered global security to a nominee;

•	the depositary’s nominee may transfer the whole registered global security to the depositary;

•	the depositary’s nominee may transfer the whole registered global security to another of the depositary’s nominees; and

•	the depositary (or its nominee) may transfer the whole registered global security to its (or its nominee’s) successor.

Depositary Arrangements

We will describe the specific terms of the depositary arrangement with respect to any portion of a series of senior notes to be represented by a registered global security in the prospectus supplement relating to such series. We anticipate that the following provisions will apply to all depositary arrangements.

Generally, ownership of beneficial interests in a registered global security will be limited to persons that have accounts with the depositary for such registered global security, which persons are referred to in this prospectus as participants, or persons that may hold interests through participants. Upon the issuance of a registered global security, the depositary will credit, on its book-entry registration and transfer system, the participants’ accounts with the respective principal amounts of the senior notes represented by such registered global security that are beneficially owned by such participants.

Any dealers, underwriters or agents participating in the distribution of such senior notes will designate the accounts to credit. For participants, the depositary will maintain the only record of their ownership of a beneficial interest in the registered global security and they will only be able to transfer such interests through the depositary’s records. For people who hold through a participant, the relevant participant will maintain such records for beneficial ownership and transfer. The laws of some states may require that certain purchasers of securities take physical delivery of such securities in definitive form. These restrictions and such laws may impair the ability to own, transfer or pledge beneficial interests in registered global securities.

So long as the depositary (or its nominee) is the record owner of a registered global security, such depositary (or its nominee) will be considered the sole owner or holder of the senior notes represented by such registered global security for all purposes under the senior indenture. Except as set forth below, owners of beneficial interests in a registered global security will not be entitled to have the senior notes represented by such registered global security registered in their names, and will not receive or be entitled to receive physical delivery of such senior notes in definitive form and will not be considered the owners or holders under the senior indenture. Accordingly, each person owning a beneficial interest in a registered global security must rely on the procedures of the depositary and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the senior indenture. We understand that under existing industry practices, if we request any action of holders, or if any owner of a beneficial interest in a registered global security desires to give or take any action allowed under the senior indenture, the depositary would authorize the participants holding the relevant beneficial interests to give or take such action, and such participants would authorize beneficial owners owning through such participants to give or take such action or would otherwise act upon the instruction of beneficial owners holding through them.

Interest and Premium

Payments of principal, premium, if any, and any interest on senior notes represented by a registered global security registered in the name of a depositary (or its nominee) will be made to the depositary (or its nominee) as the registered owner of such registered global security. We and our agents will have no responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in any registered global security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests, and neither will the trustee and its agents.

We expect that the depositary for any senior notes represented by a registered global security, upon receipt of any payment of principal, premium, if any, or any interest in respect of such registered global security, will promptly credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in such registered global security as shown on the depositary’s records. We also expect that payments by participants to owners of beneficial interests in such registered global security held through such participants will be governed by standing customer instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such participants.

Withdrawal of Depositary

If the depositary for any senior notes represented by a registered global security notifies us that it is unwilling or unable to continue as depositary or ceases to be eligible as a depositary under applicable law, and a successor depositary is not appointed within 90 days, or if a default or Event of Default has occurred, senior notes in definitive form will be issued in exchange for the relevant registered global security. In addition, we may at any time and in our sole discretion determine not to have any of the senior notes of a series represented by one or more registered global securities and, in such event, senior notes of such series in definitive form will be issued in exchange for all of the registered global security or registered global securities representing such senior notes. We understand, however, that under current industry practices DTC would notify its participants of our decision, but will only withdraw beneficial ownership interests from a global security at the request of each participant. Any senior notes issued in definitive form in exchange for a registered global security will be registered in such name or names that the depositary gives to the trustee. We expect that such instructions will be based upon directions received by the depositary from participants with respect to ownership of beneficial interests in such registered global security. (Senior Indenture, Section 305)

Payment and Paying Agents

Unless the relevant prospectus supplement indicates otherwise, payment of interest on a senior note on any interest payment date will be made to the person in whose name such senior note is registered at the close of business on the regular record date for such interest payment. If there has been a default in the payment of interest on any senior note, the defaulted interest may be paid to the holder of such senior note as of the close of business on a special record date no less than 10 nor more than 15 days before the date established by us for proposed payment of such defaulted interest or in any other manner permitted by any securities exchange on which that senior note may be listed, if the senior trustee finds it practicable. (Senior Indenture, Section 307)

Unless the relevant prospectus supplement indicates otherwise, principal of, premium, if any, and any interest on the senior notes will be payable at the office of the paying agent designated by us. However, we may elect to pay interest by check mailed to the address of the person entitled to such payment at the address appearing in the security register. Unless otherwise indicated in the relevant prospectus supplement, the corporate trust office of the senior trustee in the City of New York will be designated as our sole paying agent for payments with respect to senior notes of each series. Any other paying agents initially designated by us for the senior notes of a particular series will be named in the relevant prospectus supplement. We may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts, except that we will be required to maintain a paying agent in each place of payment for the senior notes of a particular series. (Senior Indenture, Section 602)

All moneys paid by us to a paying agent for the payment of the principal of, premium, if any, or any interest on any senior note which remain unclaimed for two years after such principal, premium or interest has become due and payable will be repaid to us, and the holder of such senior note thereafter may look only to us for payment. (Senior Indenture, Section 603)

Registration and Transfer

If senior notes at any time are issued otherwise than as registered global securities, the transfer of the senior notes may be registered, and senior notes may be exchanged for other senior notes of the same series, of authorized denominations and with the same terms and aggregate principal amount, at the offices of the senior trustee. We may change the place for registration of transfer and exchange of the senior notes and designate additional places for registration of transfer and exchange. (Senior Indenture, Section 602)

No service charge will be made for any transfer or exchange of the senior notes. However, we may require payment to cover any tax or other governmental charge that may be imposed in connection with any transfer or exchange. We will not be required to register the transfer of, or to exchange, the senior notes of any series during the 15 days prior to the date on which notice of redemption of any senior notes of that series is mailed or any senior note that is selected for redemption. (Senior Indenture, Section 305)

Defeasance

The senior indenture provides that we may defease and be discharged from all obligations with respect to the senior notes and the senior indenture (“legal defeasance”) or be released from our obligations under certain covenants under the senior indenture with respect to the senior notes such that our failure to comply with the defeased covenants will not constitute an Event of Default (“covenant defeasance”). Following a legal defeasance of a series of senior notes, payment of those senior notes may not be accelerated because of an Event of Default. Following a covenant defeasance of a series of senior notes, payment of those senior notes may not be accelerated because of an Event of Default caused by our failure to comply with the defeased covenants or an Event of Default relating to our bankruptcy, insolvency or reorganization.

We may effect a legal defeasance or a covenant defeasance by

(i)	irrevocably depositing in trust with the senior trustee money or Eligible Obligations (which are defined in the senior indenture and principally consist of obligations of, or guaranteed by, the United States) or a combination of money and Eligible Obligations, which will be sufficient to pay when due the principal of, and any premium and interest on, the senior notes and

(ii)	satisfying certain other conditions specified in the senior indenture.

We may not effect a legal defeasance or a covenant defeasance unless we deliver to the senior trustee an opinion of counsel to the effect that the holders of the affected senior notes will

(i)	not recognize income, gain or loss for United States federal income tax purposes as a result of the legal defeasance or the covenant defeasance and

(ii)	be subject to United States federal income tax on the same amounts, in the same manner and at the same times as if the legal defeasance or covenant defeasance had not occurred.

In the case of legal defeasance, such opinion must be based upon a change in law or a ruling of the Internal Revenue Service. (Senior Indenture, Article Seven)

Consolidation, Merger and Sale of Assets

Under the terms of the senior indenture, we may not consolidate with or merge into any other entity or convey, transfer or lease our properties and assets as, or substantially as, an entirety to any entity, unless:

(i)	The surviving or successor entity is organized and validly existing under the laws of the United States, a state of the United States or the District of Columbia and it expressly assumes our obligations on all senior notes under the senior indenture and, if such transaction occurs prior to the release date, our obligations on collateral bonds securing any series of senior notes;

(ii)	In the case of a lease, such lease is made expressly subject to termination at any time during the continuance of an Event of Default, by (a) us or the senior trustee and (b) the purchaser of the property so leased at any sale thereof under the senior indenture, whether the sale be made under any power of sale conferred by the senior indenture or pursuant to judicial proceedings;

(iii)	Immediately after giving effect to the transaction, no Event of Default under the senior indenture or no event which, after notice or lapse of time or both, would become an Event of Default shall have occurred and be continuing; and

(iv)	We shall have delivered to the senior trustee an officer’s certificate and an opinion of counsel as provided in the senior indenture.

(Senior Indenture, Article Eleven)

Event of Default

The term “Event of Default,” when used in the senior indenture with respect to any senior notes issued thereunder, means any of the following:

(i)	Failure to pay interest on such senior notes within 30 days after it is due;

(ii)	Failure to pay the principal of or any premium on any such senior notes when due;

(iii)	Failure to perform any other covenant in the senior indenture, other than a covenant that does not relate to such series of senior notes, that continues for 90 days after we receive written notice from the senior trustee, or we and the senior trustee receive a written notice from the holders of a majority in aggregate principal amount of the senior notes of that series; provided, however, that the 90 day period will be extended if we initiate corrective action within such period and diligently pursue such action;

(iv)	Events relating to our bankruptcy, insolvency or reorganization specified in the senior indenture; or

(v)	Prior to the release date, the occurrence and continuation of an “event of default” under Article IX, Section 1, of the mortgage, which we refer to as a mortgage default.

(Senior Indenture, Section 801)

An Event of Default for a particular series of senior notes does not necessarily constitute an Event of Default for any other series of senior notes issued under the senior indenture. The senior trustee may withhold notice to the holders of senior notes of any default, except default in the payment of principal or interest, if it considers the withholding of notice to be in the interests of the holders.

Remedies

If an Event of Default under the senior indenture for any series of senior notes occurs and continues other than as a result a mortgage default, the senior trustee or the holders of a majority in aggregate principal amount of all the senior notes of the series may declare the entire principal amount of all the senior notes of that series, together with accrued interest, to be due and payable immediately. However, if the Event of Default is applicable to all outstanding senior notes under the senior indenture, only the trustee or holders of a majority in aggregate principal amount of all outstanding senior notes of all series, voting as one class, and not the holders of any one series, may make that declaration of acceleration. (Senior Indenture, Sections 802(a) and 802(b))

In the case of an Event of Default under the senior indenture resulting from a mortgage default, the senior notes will become due and payable only upon the acceleration of the collateral bonds in accordance with the terms of the mortgage. (Senior Indenture, Section 802(c))

There is no automatic acceleration of the senior notes, even in the event of our bankruptcy, insolvency or reorganization. (Senior Indenture, Section 802)

At any time after a declaration of acceleration with respect to the senior notes of any series has been made and before a judgment or decree for payment of the money due has been obtained, the Event of Default under the senior indenture giving rise to the declaration of acceleration will be considered waived, and the declaration and its consequences will be considered rescinded and annulled, if:

(i)	We have paid or deposited with the senior trustee a sum sufficient to pay:

(a)	all matured installments of interest on all senior notes of the series;

(b)	the principal of and premium, if any, on any senior notes of the series which have become due otherwise than by acceleration;

(c)	interest on overdue interest (to the extent allowed by law) and on principal and any premium which have become due otherwise than by acceleration at the prescribed rates, if any, set forth in such senior notes; and

(d)	all amounts due to the trustee under the senior indenture; and

(ii)	Any other Event of Default under the senior indenture with respect to the senior notes of that series (other than the nonpayment of principal that has become due solely by declaration of acceleration) has been cured or waived as provided in the senior indenture.

The waiver or cure of any mortgage default and the rescission and annulment of its consequences in accordance with the terms of the mortgage also will constitute an automatic waiver of the corresponding Event of Default under the senior indenture and an automatic rescission and annulment of the consequences thereunder, provided that all other applicable conditions specified above shall have been satisfied. (Senior Indenture, Section 802(c))

The senior trustee is not obligated to exercise any of its rights or powers under the senior indenture at the request, order or direction of any of the holders, unless the holders offer the senior trustee a reasonable indemnity. (Senior Indenture, Section 903) If they provide this reasonable indemnity, the holders of a majority in principal amount of any series of senior notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the senior trustee or exercising any power conferred upon the senior trustee, including the exercise by the senior trustee of the powers possessed by the senior trustee as holder of the collateral bonds securing such series of senior notes. However, if the Event of Default under the senior indenture relates to more than one series, only the holders of a majority in aggregate principal amount of all affected series will have the right to give this direction. (Senior Indenture, Section 812) The senior trustee is not obligated to comply with directions that conflict with law or other provisions of the senior indenture.

No holder of senior notes of any series will have any right to institute any proceeding under the senior indenture, or for any remedy under the senior indenture, unless:

(i)	The holder has previously given to the senior trustee written notice of a continuing Event of Default under the senior indenture;

(ii)	The holders of a majority in aggregate principal amount of the outstanding senior notes of all series in respect of which an Event of Default under the senior indenture shall have occurred and be continuing have made a written request to the senior trustee, and have offered reasonable indemnity to the senior trustee, to institute proceedings; and

(iii)	The senior trustee has failed to institute any proceeding for 60 days after notice.

In addition, no holder of senior notes will have any right to institute any action under the senior indenture to disturb or prejudice the rights of any other holder of senior notes. (Senior Indenture, Section 807)

However, these limitations do not apply to a suit by a holder of a senior note for payment of the principal, premium, if any, or interest on the senior note on or after the applicable due date. (Senior Indenture, Section 808)

We will provide to the senior trustee an annual statement by an appropriate officer as to our compliance with all conditions and covenants under the senior indenture. (Senior Indenture, Section 606)

Modification and Waiver

Without the consent of any holder of senior notes issued under the senior indenture, we and the senior trustee may enter into one or more supplemental indentures for any of the following purposes:

•	To evidence the assumption by any permitted successor of our covenants in the senior indenture and in the senior notes;

•	To add to our covenants or to surrender any of our rights or powers under the senior indenture;

•	To add additional events of default under the senior indenture;

•

To change, eliminate or add any provision to the senior indenture; provided, however, that, if the change will adversely affect the interests of the holders of senior notes of any series in any material respect, the change, elimination or addition will become effective only:

•	when the consent of the holders of senior notes of such series has been obtained in accordance with the senior indenture; or

•	when no senior notes of the affected series remain outstanding under the senior indenture;

•	To provide collateral security for all but not part of the senior notes;

•	To establish the form or terms of senior notes of any series as permitted by the senior indenture;

•	To provide for the authentication and delivery of bearer securities;

•	To evidence and provide for the acceptance of appointment of a successor trustee;

•	To provide for the procedures required for use of a noncertificated system of registration for the senior notes of all or any series;

•	To change any place where principal, premium, if any, and interest shall be payable, senior notes may be surrendered for registration of transfer or exchange, and notices to us may be served;

•

To cure any ambiguity or inconsistency or to make any other provisions with respect to matters and questions arising under the senior indenture; provided that the action does not adversely affect the interests of the holders of senior notes of any series in any material respect; or

•

To modify, eliminate or add to the provisions of the senior indenture to such extent as shall be necessary to effect the qualification of the senior indenture under the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”) and to add to the senior indenture such other provisions as may be expressly required under the Trust Indenture Act. (Senior Indenture, Section 1201)

The holders of at least a majority in aggregate principal amount of the senior notes of all series then outstanding may waive our compliance with some restrictive provisions of the senior indenture. (Senior Indenture, Section 607) The holders of not less than a majority in principal amount of the outstanding senior notes of any series may waive any past default under the senior indenture with respect to that series, except a default in the payment of principal, premium, if any, or interest and certain covenants and provisions of the senior indenture that cannot be modified or be amended without the consent of the holder of each outstanding senior note of the series affected. (Senior Indenture, Section 813)

If any provision of the senior indenture limits, qualifies or conflicts with a provision of the Trust Indenture Act that is required under the Trust Indenture Act to be a part of and govern the senior indenture, the provision of the Trust Indenture Act will control. If any provision of the senior indenture modifies or excludes any provision of the Trust Indenture Act that may be so modified or excluded, the provision of the Trust Indenture Act will be deemed to apply to the senior indenture as so modified or to be excluded. (Senior Indenture, Section 108)

The consent of the holders of a majority in aggregate principal amount of the senior notes of all series then outstanding is required for all other modifications to the senior indenture. However, if less than all of the series or tranches of senior notes outstanding are directly affected by a proposed supplemental indenture, the consent only of the holders of a majority in aggregate principal amount of all series or tranches, as the case may be, that are directly affected, considered as one class, will be required. No such amendment or modification may:

(i)	Change the stated maturity of the principal of, or any installment of principal of or interest on, any senior note, or reduce the principal amount of any senior note or its rate of interest or change the method of calculating the interest rate or reduce any premium payable upon redemption, or change the currency in which payments are made, or impair the right to institute suit for the enforcement of any payment on or after the stated maturity of any senior note, without the consent of the holder;

(ii)	Reduce the percentage in principal amount of the outstanding senior notes of any series the consent of the holders of which is required for any supplemental indenture or any waiver of compliance with a provision of the senior indenture or any default thereunder and its consequences without the consent of all the holders of the series;

(iii)	Modify certain of the provisions of the senior indenture relating to supplemental indentures, waivers of some covenants and waivers of past defaults with respect to the senior notes of any series, without the consent of the holder of each outstanding senior note affected thereby; or

(iv)	Prior to the release date, impair the interest of the senior trustee hereunder in such collateral bonds, or reduce the principal amount of collateral bonds securing the senior notes of such series to an amount less than the principal amount of such senior notes outstanding, without the consent of all the holders of the series. (Senior Indenture, Section 1202)

A supplemental indenture which changes the senior indenture solely for the benefit of one or more particular series of senior notes, or modifies the rights of the holders of senior notes of one or more series, will not be deemed to affect the rights under the senior indenture of the holders of the senior notes of any other series.

The senior indenture provides, subject to certain exceptions, that senior notes owned by us or anyone else required to make payment on the senior notes shall be disregarded and considered not to be outstanding in determining whether the required holders have given a request or consent. (Senior Indenture, Section 101)

We may fix in advance a record date to determine the required number of holders entitled to give any request, demand, authorization, direction, notice, consent, waiver or other such act of the holders, but we shall have no obligation to do so. If we fix a record date, that request, demand, authorization, direction, notice, consent, waiver or other act of the holders may be given before or after that record date, but only the holders of record at the close of business on that record date will be considered holders for the purposes of determining whether holders of the required percentage of the outstanding senior notes have authorized or agreed or consented to the request, demand, authorization, direction, notice, consent, waiver or other act of the holders. For that purpose, the outstanding senior notes shall be computed as of the record date. Any request, demand, authorization, direction, notice, consent, election, waiver or other act of a holder will bind every future holder of the same senior notes and the holder of every senior note issued upon the registration of transfer of or in exchange of those senior notes. A transferee will be bound by acts of the senior trustee or us in reliance thereon, whether or not notation of that action is made upon the senior note. (Senior Indenture, Section 104)

Resignation of the Senior Trustee; Removal

The senior trustee may resign at any time by giving written notice to us, or the holders of a majority in principal amount of all series of senior notes then outstanding may remove the senior trustee at any time by giving written notice to us and the senior trustee. No resignation or removal of a senior trustee and no appointment of a successor senior trustee will be effective until the acceptance of appointment by a successor senior trustee. So long as no Event of Default or event which, after notice or lapse of time, or both, would become an Event of Default has occurred and is continuing and except with respect to a senior trustee appointed by act of the holders, if we have delivered to the senior trustee a resolution of our Board of Directors appointing a successor senior trustee and such successor has accepted the appointment in accordance with the terms of the senior indenture, the senior trustee will be deemed to have resigned, and the successor will be deemed to have been appointed as senior trustee in accordance with the senior indenture. (Senior Indenture, Section 910)

Notices

Notices to holders of senior notes will be given by mail to the addresses of such holders as they may appear in the security register for senior notes. (Senior Indenture, Section 106)

Title

We, the senior trustee and any agent of us or the senior trustee may treat the person in whose name senior notes are registered as the absolute owner thereof, whether or not the senior notes may be overdue, for the purpose of making payments and for all other purposes irrespective of notice to the contrary. (Senior Indenture, Section 308)

Governing Law

The senior indenture and the senior notes are governed by, and construed in accordance with, the laws of the State of New York. (Senior Indenture, Section 113)

DESCRIPTION OF FIRST MORTGAGE BONDS

The following description of the first mortgage bonds sets forth certain general terms and provisions of the first mortgage bonds that we may offer pursuant to this prospectus, which we refer to as new bonds, and the first mortgage bonds that we may issue and deliver to the senior trustee as collateral bonds to secure senior notes. The form of supplemental indenture to be used in connection with each issuance of new bonds and the form of supplemental indenture to be used in connection with each issuance of collateral bonds are filed as exhibits to the registration statement.

As of June 30, 2007, $357.3 million in aggregate principal amount of first mortgage bonds are outstanding, and $759.5 million in aggregate principal amount of collateral bonds are outstanding.

General—New Bonds

The relevant prospectus supplement will describe the terms of the new bonds being offered, including:

(i)	the designation and aggregate principal amount of such new bonds;

(ii)	the date on which such new bonds will mature;

(iii)	the rate per annum at which such new bonds will bear interest, or the method of determining such rate;

(iv)	the dates on which such interest will be payable;

(v)	any redemption terms; and

(vi)	other specific terms applicable to the new bonds not inconsistent with the provisions of the mortgage.

Payment of Principal and Interest

We will pay principal, premium, if any, and interest on the new bonds in immediately available funds at the corporate trust office of The Bank of New York or at the office of any other paying agent that we may designate.

Registration and Transfer

We will issue the new bonds only in fully registered form without coupons. Unless the relevant prospectus supplement states otherwise, we will issue the new bonds in denominations of $1,000 or any integral multiple thereof.

So long as any first mortgage bonds remain outstanding, we must maintain an office or agency where holders can present or surrender the first mortgage bonds for payment or for transfer or exchange and where holders can serve notices and demands to or upon us. (Mortgage, Section 4, Article II; Section 4, Article IV) We have designated the corporate trust office of The Bank of New York in the City of New York as our agent for these purposes. We will not impose any charges for exchanges of the new bonds.

No Sinking Fund

Unless the relevant prospectus supplement states otherwise, there will be no improvement and sinking fund or any maintenance and replacement requirement or dividend restriction for the new bonds. There are no provisions of this type in the mortgage or in any supplemental indenture for any outstanding first mortgage bonds.

General—Collateral Bonds

The terms of any collateral bonds the are issued and delivered to the senior trustee as security for any series of senior notes will conform as nearly as practicable to the terms of such senior notes. See “Description of Senior Notes—Security; Release Date—Delivery of Collateral Bonds” above.

Highly Leveraged Transactions

The mortgage does not contain any covenants or other provisions that specifically are intended to afford holders of the new bonds or collateral bonds special protection in the event of a highly leveraged transaction.

Security

The new bonds and collateral bonds will be secured, together with all other first mortgage bonds now or hereafter issued under the mortgage, by a valid and direct first lien (subject to certain leases, permitted liens and other minor matters) on substantially all of our properties and franchises, other than the following:

(i)	cash, accounts receivable and other liquid assets;

(ii)	securities (including securities evidencing investments in our subsidiaries);

(iii)	contracts, operating agreements and leases by us as lessor;

(iv)	equipment and materials not installed as part of our fixed property; and

(v)	electric energy and other materials, merchandise or supplies produced or purchased by us for sale, distribution or use in the ordinary course of business.

Substantially all of our transmission and distribution lines of less than 230,000 volts, portions of our 230,000 and 500,000 volt transmission lines, and 11 of our substations are located on land owned by others or on public streets and highways.

The lien of the mortgage also extends to after-acquired property (other than the types of property described above), including property acquired as a result of a merger or consolidation. However, after-acquired property may be subject to liens existing or placed thereon at the time of acquisition and, in certain circumstances, to liens attaching to such property prior to the recording and/or filing of an instrument specifically describing such property as being subject to the lien of the mortgage.

The mortgage trustee has a lien prior to the lien of holders of first mortgage bonds on the mortgaged property to secure the payment of its reasonable compensation and expenses. (Mortgage, Section 2, Article XIII)

Issuance of Additional First Mortgage Bonds

Subject to the limitation described in the following paragraph, we may issue additional first mortgage bonds ranking equally with the new bonds and collateral bonds in an aggregate amount of up to:

(i)	60% of the net bondable value of property additions we have constructed or acquired after June 30, 1936 (except as described below), that (a) are not subject to a prior lien and (b) we have not already used as the basis for issuing first mortgage bonds, withdrawing cash or reducing the amount of cash required to be paid to the mortgage trustee;

(ii)	the amount of cash deposited with the mortgage trustee for such purpose (which we may thereafter withdraw on the same basis that additional first mortgage bonds are issuable under (i) and (iii), and if we do not withdraw it within three years, the cash must be used by the mortgage trustee to purchase or redeem outstanding first mortgage bonds); and

(iii)	the aggregate principal amount of previously issued first mortgage bonds that we have paid at maturity, redeemed or repurchased (other than with funds from the trust estate) and that we have not used as the basis for (a) the issuance of additional first mortgage bonds, (b) the withdrawal of cash from the trust estate or (c) the reduction of the amount of cash required to be paid to the mortgage trustee upon the release of property. In the mortgage these are called refundable bonds.

Property additions generally include property which is used or useful for the business of generating, transmitting or distributing electricity and is properly chargeable to fixed property accounts. The net bondable value of property additions is based on the cost or fair value to us (whichever is less) of new property, with deductions to adjust for, among other things, property retirements. So long as any new bonds or collateral bonds are outstanding, property additions constructed or acquired on or before December 31, 1946 may not be made the basis for the issue of first mortgage bonds, or the withdrawal of cash, or the reduction of cash required to be paid to the mortgage trustee. (Mortgage, Article I; Sections 4, 6 and 7, Article III; Section 4, Article VIII); Section 2, Part IV, Supplemental Indenture)

We cannot issue additional first mortgage bonds unless our net earnings available for interest and property retirement appropriations (defined generally as earnings before depreciation, amortization, income taxes and interest charges) for any 12 consecutive calendar months during the immediately preceding 15 months have been at least twice the annual interest charges on all first mortgage bonds then outstanding and then being issued. However, this limitation does not apply if the first mortgage bonds are being issued on the basis of (i) first mortgage bonds paid at, or redeemed or purchased within two years prior to, maturity or (ii) under limited circumstances, certain property additions. (Mortgage, Sections 3, 4 and 7, Article III)

If we acquire property that is subject to a lien prior to the lien of the mortgage, under certain circumstances we may incur additional indebtedness secured by that lien. (Mortgage, Section 16, Article IV)

Release of Property

We may obtain the release of property from the lien of the mortgage by depositing with the mortgage trustee cash, or purchase money obligations secured by the property released, in an aggregate amount at least equal to the fair value of the property to released. The mortgage permits us to reduce the amount required to be deposited by reducing the refundable bond balance by an equal amount and by reducing the amount of cash we could withdraw upon the basis of property additions, as described below. (Mortgage, Article VII; Sections 1 and 2, Article VIII)

The mortgage allows us to dispose of or abandon obsolete property and surrender or modify certain franchises and rights without any release by the mortgage trustee. (Mortgage, Section 2, Article VII)

Cash deposited to obtain a release of property may be used by the mortgage trustee, at our discretion, to redeem or repurchase first mortgage bonds. Upon such redemption or repurchase, we can request that the mortgage trustee release to us an additional amount of cash equal to two-thirds of the aggregate principal amount of the first mortgage bonds repurchased or redeemed. (Mortgage, Section 8, Article VII)

Under the terms of the senior indenture, the senior trustee will be deem to have voted all collateral bonds held by it in favor of, or granted its consent with respect to all such collateral bonds to, and each holder of senior notes shall be deemed to have instructed the senior trustee to vote in favor of or grant is consent to, an amendment to the mortgage allowing us, at our election, to offset the amount of cash required to be deposited with the mortgage trustee to obtain the release of any property from the lien of the mortgage by an amount equal to 50% of the net bondable value of property additions purchased, constructed or otherwise acquired on or after January 1, 1947, and not previously used as the basis for the issuance of additional first mortgage bonds, the release of property or the withdrawal of cash.

Withdrawal of Cash Deposited with Mortgage Trustee

We may withdraw cash deposited with the mortgage trustee to obtain the release of property

•

In an amount equal to the cost (or, if less than cost, the fair value to us) of property additions purchased, constructed or otherwise acquired on or after the date of the application for the release of the property in respect of which the cash was deposited and

•	by reducing the refundable bond balance by the amount of cash withdrawn.

(Mortgage, Sections 1 and 2, Article VIII)

Under the terms of the senior indenture, the senior trustee will be deemed to have voted all collateral bonds held by it in favor of, or granted its consent with respect to all such collateral bonds to, and each holder of senior notes shall be deemed to have instructed the senior trustee to vote in favor of or grant its consent to, an amendment to the mortgage authorizing us, at any time, to withdraw cash held by the mortgage trustee as part of the trust estate under the mortgage in an amount equal to 60% of the net bondable value of property additions purchased, constructed or otherwise acquired on or after January 1, 1947, and not previously used as the basis for the issuance of additional first mortgage bonds, the release of property or the withdrawal of cash.

Consolidation, Merger, Transfer of Assets

Nothing in the mortgage or terms of the first mortgage bonds prevents us from

(i)	consolidating with another corporation,

(ii)	merging another corporation into us where we are the survivor,

(iii)	merging into another corporation where the other corporation is the survivor or

(iv)	selling or leasing our property as an entirety or substantially as an entirety,

provided that

(i)	the transaction is permitted by law and is approved by all required governmental entities,

(ii)	the terms of the transaction do not impair the lien and security of the mortgage on any part of the trust estate or the rights and powers of the mortgage trustee or the holders of first mortgage bonds,

(iii)	if we consolidate, merge into another corporation, or sell our property as an entirety or substantially as an entirety, the surviving or acquiring corporation satisfies certain financial requirements and the successor corporation assumes by supplemental indenture all of our obligations under the mortgage and on the first mortgage bonds, and

(iv)	if we lease our property as an entirety or substantially as an entirety, the lease is subject to immediate termination by the mortgage trustee if an event of default under the mortgage has happened and is continuing.

(Mortgage, Section 1, Article XII)

If we consolidate with or merge into any other corporation, or sell our property as an entirety or substantially as an entirety, the mortgage will not (unless the successor corporation elects otherwise) be or become a lien upon any of the properties or franchises owned by the successor corporation at the time of such merger, consolidation, or sale, or acquired by it thereafter, except those properties acquired from us and additions, extensions, improvements, repairs and replacements to properties included in the trust estate under the mortgage prior to the merger, consolidation, or sale. (Mortgage, Section 3, Article XII)

Modification

Modifications Without Consent

Without the consent of any holders of first mortgage bonds, we and the mortgage trustee may enter into one or more supplemental indentures for any of the following purposes:

(i)	to provide for creation of any series of first mortgage bonds in accordance with the terms of the mortgage;

(ii)	to evidence the assumption by any permitted successor of our covenants in the mortgage and on the first mortgage bonds;

(iii)	to close the mortgage against the issuance of additional first mortgage bonds or add to the restrictions imposed on the issuance of additional first mortgage bonds;

(iv)	to add to our covenants or to surrender any of our rights or powers under the mortgage;

(v)	to subject to the lien of the mortgage property that we may acquire and to amplify or correct the description of any property that is part of the trust estate;

(vi)	to make such provisions in regard to matters or questions arising under the mortgage as may be necessary or desirable and not inconsistent with the mortgage;

(vii)	to modify any provisions of the mortgage or relieve us from any obligations, conditions or restrictions in the mortgage; provided that no such modification will become effective or impair the rights of the holders of first mortgage bonds or the mortgage trustee while any first mortgage bonds that were issued prior to the execution of the supplemental indenture remain outstanding;

(viii)	to cure any ambiguity, or cure, correct or supplement any inconsistent or defective provision contained in mortgage or any supplemental indenture; and

(ix)	to modify, amend or add to the provisions of the mortgage so as to permit the qualification of the mortgage under the Trust Indenture Act.

(Mortgage, Section 2, Article II; Sections 1 and 2, Article XII; Section 1, Article XIV)

Modifications Requiring Consent

The mortgage provides that with the consent of the holders of 60% in principal amount of outstanding first mortgage bonds and of 60% in principal amount of first mortgage bonds of each series affected if less than all are affected, the mortgage may be changed except to affect the terms of payment of the principal or interest on any first mortgage bonds or to reduce the percentage of bondholders required to effect any change. (Mortgage, Section 6, Article XV)

The senior trustee is deemed to have voted all collateral bonds in favor of certain amendments to the mortgage. See “Description of Senior Notes—Security; Release Date—Voting of Collateral Bonds” above.

Events of Default

The term “event of default,” when used in the mortgage with respect to all first mortgage bonds issued thereunder, means any of the following:

(i)	Failure to pay principal on any first mortgage bond when due;

(ii)	Failure to pay interest on any first mortgage bond, or to satisfy any sinking fund obligation with respect to any first mortgage bond, within 30 days after such payment or obligation is due;

(iii)	Failure to perform any other covenant in the mortgage for a period of 60 days after we are given notice thereof by the mortgage trustee or the holders of 15% in principal amount of first mortgage bonds; and

(iv)	Events relating to our bankruptcy, insolvency or reorganization specified in the mortgage.

(Mortgage, Section 1, Article IX)

Remedies

Upon any event of default, the mortgage trustee in its discretion may, and upon the written request of the holders of at least 25% in principal amount of all outstanding first mortgage bonds the mortgage trustee shall, declare all outstanding first mortgage bonds immediately due and payable. Such declaration, however, is subject to the condition that, if before any sale of the trust estate all interest in arrears has been paid and all defaults have been cured, the holders of a majority of the outstanding principal amount of first mortgage bonds may waive such default and its consequences and rescind such declaration. (Mortgage, Section 1, Article IX)

If an event of default occurs and is continuing, the mortgage trustee in its discretion may, and upon the written request of the holders of at least 25% in principal amount of all outstanding first mortgage bonds and upon being indemnified to its satisfaction the mortgage trustee shall, enforce the lien of the mortgage by foreclosing on the trust estate. (Mortgage, Section 4, Article IX)

The holders of a majority in principal amount of first mortgage bonds may direct proceedings for the sale of the trust estate, or for the appointment of a receiver or any other proceedings under the mortgage, but have no right to involve the Trustee in any personal liability without indemnifying it to its satisfaction. (Mortgage, Section 11, Article IX)

No holder of a first mortgage bond has the right to institute proceedings for the enforcement of the mortgage, unless

(i)	such holder previously has given the mortgage trustee written notice of an existing default,

(ii)	the holders of at least 25% of the outstanding principal amount of the first mortgage bonds have requested in writing that the mortgage trustee take action under the mortgage (and provided the mortgage trustee with indemnity satisfactory to it) and

(iii)	the mortgage trustee refuses or neglects to comply with such request within a reasonable time.

However, this provision does not impair the right of any holder of a first mortgage bond to enforce our obligation to pay the principal and interest on such first mortgage bond when due. (Mortgage, Section 12, Article IX)

The laws of the District of Columbia, the State of Maryland, the Commonwealth of Pennsylvania and the Commonwealth of Virginia, where the mortgaged property is located, may limit or deny the ability of the mortgage trustee or the bondholders to enforce certain rights and remedies provided in the mortgage in accordance with their terms.

The Trust Indenture Act requires that we furnish to the mortgage trustee annual certificates as to our compliance with the covenants and conditions in the mortgage.

Defeasance and Discharge

We may at any time deposit money for the payment or redemption of all or any part of the first mortgage bonds then outstanding, including the payment of all interest due thereon, with the mortgage trustee, and such first mortgage bonds will be deemed paid for purposes of the mortgage. If all of the first mortgage bonds, including all interest due thereon, have been paid or deemed paid, and we have observed all of our covenants under the mortgage, the mortgage trustee is obligated to cancel and discharge the lien of the mortgage upon our request. (Mortgage, Section 9, Article VIII; Article XVI)

Title

The person in whose name first mortgage bonds are registered is deemed the absolute owner thereof for the purpose of making payments and for all other purposes of the mortgage. (Mortgage, Section 7, Article II)

Resignation or Removal of Mortgage Trustee

The mortgage trustee may resign at anytime by giving not less than four weeks’ prior written notice to us and by publishing such notice in newspapers in Washington, D.C. and the City of New York. The mortgage trustee may be removed at any time by the holders of a majority in principal amount of first mortgage bonds then outstanding. (Mortgage, Section 3, Article XIII)

DESCRIPTION OF OTHER DEBT SECURITIES

The following description sets forth certain general terms and provisions of the other debt securities that we may offer pursuant to this prospectus.

General

The relevant prospectus supplement, or the pricing supplement described in the prospectus supplement, will set forth the following terms of the debt securities:

•	the purchase price, or a statement that the debt securities are being offered by an agent as principal at varying market prices;

•	the original issue date;

•	the stated maturity date;

•	if fixed rate notes, the rate per annum at which such notes will bear interest;

•	if floating rate notes, the interest rate formula and other variable terms;

•	the date or dates from which any such interest shall accrue;

•	the terms for redemption, if any; and

•	any other terms of such debt securities not inconsistent with the note indenture.

The note indenture does not contain any covenants or other provisions that specifically are intended to afford holders of the debt securities special protection in the event of a highly leveraged transaction.

No Sinking Fund

The debt securities will not be subject to any sinking fund.

Unsecured Obligations

The debt securities will be unsecured and will rank pari passu with all of our other unsecured and unsubordinated indebtedness. As of June 30, 2007, we have $50 million in aggregate principal amount of debt securities outstanding under the note indenture, and we have an aggregate of $1,116.8 million of secured debt outstanding. The terms of the debt securities will not restrict us from incurring more secured debt.

Book-Entry Notes

We may issue the debt securities of any series in the form of one or more fully-registered debt securities (which we refer to as a book-entry note) which will be deposited with, or on behalf of, a depositary identified in the prospectus supplement relating to such series and registered in the name of the depositary or its nominee. Except as set forth below, the book-entry note may not be transferred except as a whole

•	by the depositary to a nominee of the depositary,

•	by a nominee of the depositary to the depositary;

•	by a nominee of the depositary to another nominee of the depositary, or

•	by the depositary or any nominee to a successor of the depositary or a nominee of such successor.

(Note Indenture, Section 303)

Depositary Arrangements

We will describe the specific terms of the depositary arrangement with respect to any portion of a series of debt securities to be represented by a book-entry note in the prospectus supplement relating to such series. We anticipate that the following provisions will apply to all depositary arrangements.

Generally, ownership of beneficial interests in a book-entry note will be limited to participants that have accounts with the depositary for such book-entry note or persons that may hold interests through participants. Upon the issuance of a book-entry note, the depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of the debt securities represented by such book-entry note to the accounts of participants. The accounts to be credited will be designated by the agents for such debt securities, or by us if we offer and sell such notes directly.

Ownership of beneficial interests in a book-entry note will be shown on, and the transfer of that ownership will be effected only through, records maintained by the depositary, or by participants or persons that may hold interests through participants. The laws of some states require that certain purchasers of securities take physical delivery of such securities in certificated form. Such limits and such laws may impair the ability to transfer beneficial interests in a book-entry note.

So long as the depositary or its nominee is the registered owner of a book-entry note, the depositary or its nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by such book-entry note for all purposes under the note indenture. Except as provided below, owners of beneficial interests in a book-entry note will not be entitled to have debt securities represented by such book-entry note registered in their names, will not receive or be entitled to receive physical delivery of debt securities in certificated form and will not be considered the owners or holders thereof under the note indenture. Accordingly, each person owning a beneficial interest in a book entry note must rely on the procedures of the depositary and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the note indenture. We understand that under existing industry practices, if we request any action of holders, or if any owner of a beneficial interest in a book entry note desires to give or take any action allowed under the note indenture, the depositary would authorize the participants holding the relevant beneficial interests to give or take such action, and such participants would authorize beneficial owners owning through such participants to give or take such action or would otherwise act upon the instruction of beneficial owners holding through them.

Interest and Premium

Principal, premium, if any, and interest payments on debt securities represented by a book-entry notes will be made to the depositary or its nominee as the registered owner of the book-entry note. We and our agents will have no responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a book-entry note, or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

We expect that the depositary, upon receipt of any payment of principal, premium, if any, or interest in respect of a book-entry note, will credit promptly the accounts of the related participants with payment in amounts proportionate to their respective holdings in principal amount of beneficial interest in such book-entry note as shown on the records of the depositary. We also expect that payments by participants to owners of beneficial interests in a book-entry note will be governed by standing customer instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in “street name” and will be the responsibility of such participants.

Withdrawal of Depositary

If the depositary for any debt securities represented by a book-entry note is at any time unwilling or unable to continue as depositary, or it ceases to be eligible as a depositary under applicable law, and a successor depositary is not appointed by us within 90 days, we will issue debt securities in certificated form in exchange for the relevant book-entry note. In addition, we may at any time determine not to have debt securities represented by one or more book-entry notes, and, in such event, will issue debt securities in certificated form in exchange for the book-entry note or notes representing such debt securities. We understand, however, that under current industry practices DTC would notify its participants of our decision, but will only withdraw beneficial ownership interests from a global security at the request of each participant. Further, if we so specify with respect to a book-entry note, an owner of a beneficial interest in such book- entry note may, on terms acceptable to us and the depositary, receive debt securities in certified form. Any debt securities issued in certificated form in exchange for a book-entry note will be registered in such name or names that the depositary, pursuant to instructions from its direct or indirect participants or otherwise, gives to the trustee. (Note Indenture, Section 305)

Registration and Transfer

The debt securities will be issued only in fully registered certificated or book-entry form without coupons and, except as may otherwise be provided in the applicable prospectus supplement or pricing supplement, in denominations of $1,000 or any multiple thereof.

If debt securities are issued in certificated form, the transfer of the debt securities may be registered, and debt securities may be exchanged for other debt securities of the same series, of authorized denominations and with the same terms and aggregate principal amount, at the offices of the note trustee. We may change the place for registration of transfer and exchange of the debt securities and designate additional places for registration of transfer and exchange. (Note Indenture, Section 305)

No service charge will be made for any transfer or exchange of the debt securities. However, we may require payment to cover any tax or other governmental charge that may be imposed in connection with any transfer or exchange. We will not be required to register the transfer of, or to exchange, the debt securities of any series during the 15 days prior to the date of selection for redemption of any debt securities of that series or any debt security that is selected for redemption. (Note Indenture, Section 305)

Payment and Paying Agents

Unless the relevant prospectus supplement indicates otherwise, payment of interest on a debt security on any interest payment date will be made to the person in whose name such debt security is registered at the close of business on the regular record date for such interest payment. If there has been a default in the payment of interest on any debt security, the defaulted interest may be paid to the holder of such debt security as of the close of business on a special record date selected by the note trustee that is no less than 10 nor more than 15 days before the date established by us for proposed payment of such defaulted interest or in any other manner permitted by any securities exchange on which that debt security may be listed, if the note trustee finds it practicable. (Note Indenture, Section 307)

Unless the relevant prospectus supplement indicates otherwise, principal of, premium, if any, and any interest on the debt securities will be payable at the office of the paying agent designated by us. However, we may elect to pay interest by check mailed to the address of the person entitled to such payment at the address appearing in the security register. Unless otherwise indicated in the relevant prospectus supplement, the corporate trust office of the note trustee in the City of New York will be designated as our sole paying agent for payments with respect to debt securities of each series. Any other paying agents initially designated by us for the debt securities of a particular series will be named in the relevant prospectus supplement. We may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts, except that we will be required to maintain a paying agent in each place of payment for the debt securities of a particular series. (Note Indenture, Section 1002)

All moneys paid by us to a paying agent for the payment of the principal of, premium, if any, or any interest on any debt security which remain unclaimed for two years after such principal, premium or interest has become due and payable will be repaid to us, and the holder of such debt security thereafter may look only to us for payment. (Note Indenture, Section 1003)

Defeasance and Discharge

The note indenture provides that we will be deemed to have paid and discharged all of our obligations with respect to the debt securities of any series by

•

irrevocably depositing in trust with the note trustee money, or with respect to debt securities denominated in United States dollars, certain United States obligations or obligations guaranteed by the United States as specified in the note indenture, which will be sufficient to pay when due the entire indebtedness on the debt securities of such series, including principal, any premium and interest,

•

delivering to the senior trustee an opinion of independent counsel to the effect that the holders of the affected debt securities will have no Federal income tax consequences as a result of such deposit and discharge, and satisfying certain other conditions specified in the senior indenture.

(Note Indenture, Section 403)

Consolidation, Merger and Sale of Assets

Under the terms of the note indenture, we may consolidate with or merge with or into any other entity or convey, sell or lease all or substantially all of our assets to any entity, provided that:

•	we are the surviving entity in any merger;

•

if we are not the surviving entity, the successor entity is organized and validly existing under the laws of any domestic jurisdiction and it expressly assumes our obligations on all debt securities and under the note indenture;

•	immediately after giving effect to the transaction, the surviving entity is not in default under the debt securities or the note indenture; and

•	we shall have delivered to the note trustee an officer’s certificate and an opinion of counsel as provided in the note indenture.

(Note Indenture, Article Eight)

Event of Default

The term “Event of Default,” when used in the note indenture with respect to any series of debt securities issued thereunder, means any of the following:

•	Failure to pay interest on such debt securities within 30 days after it is due;

•	Failure to pay the principal of or any premium on any such debt securities when due;

•

Failure to perform any other covenant or warranty in the note indenture, other than a covenant that does not relate to such series of debt securities, that continues for 60 days after we receive written notice from the note trustee, or we and the note trustee receive a written notice from the holders at least 33% in aggregate principal amount of the debt securities of that series; or

•	Events relating to our bankruptcy, insolvency or reorganization specified in the note indenture.

(Note Indenture, Section 501)

An Event of Default for a particular series of debt securities does not necessarily constitute an Event of Default for any other series of debt securities issued under the note indenture. The note trustee may withhold notice to the holders of debt securities of any default, except default in the payment of principal, any premium, or interest, if it considers the withholding of notice to be in the interests of the holders. (Note Indenture, Section 602)

Remedies

If an Event of Default under the note indenture for any series of debt securities occurs and continues, the note trustee or the holders of at least 33% in aggregate principal amount of all the debt securities of the series may declare the entire principal amount of all the debt securities of that series to be due and payable immediately. (Note Indenture, Sections 502)

There is no automatic acceleration, even in the event of our bankruptcy, insolvency or reorganization. (Note Indenture, Section 502)

At any time after a declaration of acceleration with respect to the debt securities of any series has been made and before a judgment or decree for payment of the money due has been obtained, a majority in aggregate principal amount of all the debt securities of that series may rescind and annul the declaration and its consequences if:

•	We have paid or deposited with the note trustee a sum sufficient to pay:

•	all overdue installments of interest on all debt securities of the series;

•

the principal of and premium, if any, on any debt securities of the series which have become due otherwise than by acceleration and interest thereon at the prescribed rates, if any, set forth in such debt securities;

•	interest on overdue interest (to the extent allowed by law) at the prescribed rates, if any, set forth in such debt securities; and

•	all amounts due to the trustee under the note indenture; and

•

Any other Event of Default under the note indenture with respect to the debt securities of that series (other than the nonpayment of principal that has become due solely by declaration of acceleration) has been cured or waived as provided in the note indenture.

(Note Indenture, Section 502)

The note trustee is not obligated to exercise any of its rights or powers under the note indenture at the request, order or direction of any of the holders, unless the holders offer the note trustee a reasonable indemnity. (Note Indenture, Section 603) If they provide this reasonable indemnity, the holders of a majority in principal amount of any series of debt securities will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the note trustee or exercising any trust or power conferred upon the note trustee. The note trustee is not obligated to comply with directions that conflict with law or other provisions of the note indenture or that are unduly prejudicial to the rights of other holders of debt securities of that series. (Note Indenture, Section 512)

No holder of debt securities of any series will have any right to institute any proceeding under the note indenture, or for any remedy under the note indenture, unless:

•	the holder has previously given to the note trustee written notice of a continuing Event of Default with respect to debt securities of such series;

•

the holders of at least 33% in aggregate principal amount of the outstanding debt securities of such series have made a written request to the note trustee, and have offered reasonable indemnity to the note trustee, to institute proceedings;

•	the note trustee has failed to institute any proceeding for 60 days after notice; and

•

no direction inconsistent with such written request has been given to the note trustee during such 60-day period by the holders of a majority in aggregate principal amount of the outstanding debt securities of such series.

In addition, no holder of debt securities of such series notes will have any right to institute any action under the note indenture to disturb or prejudice the rights of any other holder of debt securities. (Note Indenture, Section 507)

However, these limitations do not apply to a suit by a holder of a debt security for payment of the principal, premium, if any, or interest on the debt security on or after the applicable due date. (Note Indenture, Section 508)

We will provide to the note trustee an annual statement by an appropriate officer as to our compliance with all obligations under the note indenture. (Note Indenture, Section 1005)

Modification and Waiver

Without the consent of any holder of debt securities, we and the note trustee may enter into one or more supplemental indentures for any of the following purposes:

•	To evidence the assumption by any permitted successor of our covenants in the note indenture and in the debt securities;

•	To add to our covenants or to surrender any of our rights or powers under the note indenture;

•

To provide that bearer debt securities may be registrable, to permit registered debt securities to be exchanged for bearer debt securities and to permit the issuance of debt securities in uncertificated form;

•	To establish the form or terms of senior notes of any series as permitted by the note indenture;

•	To evidence and provide for the acceptance of appointment of a successor trustee;

•

To cure any ambiguity, inconsistency or defect or to make any other provisions with respect to matters and questions arising under the note indenture which do not adversely affect the interests of the holders of debt securities of any series in any material respect;

•	To add to, delete from or revise the conditions and restrictions in the note indenture on the amount, terms and purposes of issue, authentication and delivery of debt securities;

•	To provide security for the debt securities; or

•

To modify, eliminate or add to the provisions of the note indenture to such extent as shall be necessary to effect the qualification of the note indenture under the Trust Indenture Act and to add to the note indenture such other provisions as may be expressly required under the Trust Indenture Act.

(Note Indenture, Section 901)

The holders of at least a majority in aggregate principal amount of the debt securities of any series then outstanding may waive our compliance with some restrictive provisions of the note indenture. (Note Indenture, Section 1006) The holders of not less than a majority in principal amount of the outstanding debt securities of any series may waive any past default under the note indenture with respect to that series, except a default in the payment of principal, premium, if any, or interest and certain covenants and provisions of the note indenture that cannot be modified or be amended without the consent of the holder of each outstanding debt security of the series affected. (Note Indenture, Section 513)

The consent of the holders of at least 66-2/3% in aggregate principal amount of the debt securities of each series outstanding is required for all other modifications to the note indenture that affect the debt securities of such series. However, no such amendment or modification may:

•

Change the stated maturity of the principal of, or any installment of principal of or interest on, any debt security, or reduce the principal amount of any debt security or its rate of interest or reduce any amount payable upon redemption, or change the currency in which payments are made, or impair the right to institute suit for the enforcement of any payment on or after the stated maturity of any debt security, without the consent of the holder;

•

Reduce the percentage in principal amount of the outstanding debt securities of any series the consent of the holders of which is required for any supplemental indenture or any waiver of compliance with a provision of the note indenture or any default thereunder and its consequences, or reduce the requirements for quorum or voting of debt security holders, without the consent of all the holders of the series; or

•

Modify certain of the provisions of the note indenture relating to supplemental indentures, waivers of certain covenants and waivers of past defaults with respect to the debt securities of any series, without the consent of the holder of each outstanding debt security affected thereby.

A supplemental indenture which changes the note indenture solely for the benefit of one or more particular series of debt securities, or modifies the rights of the holders of debt securities of one or more series, will not affect the rights under the note indenture of the holders of the debt securities of any other series. (Note Indenture, Section 902)

The note indenture provides that debt securities owned by us or anyone else required to make payment on the debt securities, or any of our or their affiliates, shall be disregarded and considered not to be outstanding in determining whether the required holders have given a request or consent. (Note Indenture, Section 101)

We may fix in advance a record date to determine the required number of holders entitled to give any request, demand, authorization, direction, notice, consent, waiver or other such act of the holders, but we shall have no obligation to do so. If we fix a record date, that request, demand, authorization, direction, notice, consent, waiver or other act of the holders may be given before or after that record date, but only the holders of record at the close of business on that record date will be considered holders for the purposes of determining whether holders of the required percentage of the outstanding debt securities have authorized or agreed or consented to the request, demand, authorization, direction, notice, consent, waiver or other act of the holders. For that purpose, the outstanding debt securities shall be computed as of the record date. Any request, demand, authorization, direction, notice, consent, election, waiver or other act of a holder will bind every future holder of the same debt security and the holder of every debt security issued upon the registration of transfer of or in exchange of that debt security. A transferee will be bound by acts of the note trustee or us in reliance thereon, whether or not notation of that action is made upon the debt security. (Note Indenture, Section 104)

Resignation of the Note Trustee

The note trustee may resign at any time with respect to any series of debt securities then by giving written notice to us, or the holders of a majority in principal amount of any series of debt securities may remove the note trustee at any time by giving written notice to us and the note trustee. No resignation or removal of a note trustee and no appointment of a successor note trustee will be effective until the acceptance of appointment by a successor note trustee. Under certain circumstances described in the note indenture, we may remove the note trustee with respect to the debt securities of all series or any holder of a debt security of any series who has held the note for at least six months may petition a court to remove the note trustee with respect to that series. (Note Indenture, Section 610)

Notices

Notices to holders of debt securities will be given by mail to the addresses of such holders as they may appear in the security register for debt securities. (Note Indenture, Section 106)

Title

We, the note trustee and any agent of us or the note trustee may treat the person in whose name debt securities are registered as the absolute owner thereof, whether or not the debt securities may be overdue, for the purpose of making payments and for all other purposes irrespective of notice to the contrary. (Note Indenture, Section 308)

Governing Law

The note indenture and the debt securities are governed by, and construed in accordance with, the laws of the State of New York. (Note Indenture, Section 113)

INFORMATION ABOUT THE TRUSTEE

The Bank of New York acts as trustee under the senior indenture, the mortgage and the note indenture and in connection with the sale and leaseback of our Control Center. In addition, The Bank of New York acts, and may act, as trustee and paying agent under various other indentures, trusts and guarantees of us and our affiliates. We and our affiliates maintain deposit accounts and credit and liquidity facilities and conduct other banking transactions with The Bank of New York in the ordinary course of our businesses.

PLAN OF DISTRIBUTION

We may sell the securities offered by this prospectus through underwriters or dealers, through agents, directly to one or more purchasers, or through any of these methods of sale. We will describe in the accompanying prospectus supplement the specific plan of distribution, including (i) the identity of any underwriters, dealers or agents and the amount of securities underwritten or purchased by them and their compensation, (ii) the initial offering price of the securities and the proceeds that we will receive from the sale and (iii) any securities exchange on which the securities will be listed.

LEGAL MATTERS

Unless otherwise specified in the prospectus supplement, the validity of the securities and certain other legal matters relating to the offer and sale of the securities offered hereby will be passed upon for us by Kirk Emge, Esq., our General Counsel, and by Covington & Burling LLP, Washington, D.C.

EXPERTS

The financial statements incorporated in this prospectus by reference to Potomac Electric Power Company’s Annual Report on Form 10-K for the year ended December 31, 2006 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports and other information with the SEC. Our SEC filings are available to the public over the internet at the SEC’s web site at http://www.sec.gov . You may also read and copy any document we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You can obtain further information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330.

This prospectus is part of a registration statement on Form S-3 filed with the SEC under the Securities Act. It does not contain all of the information that is important to you. You should read the registration statement for further information about us and the securities. Statements contained in this prospectus concerning the provisions of any document filed as an exhibit to the registration statement or otherwise filed with the SEC highlight selected information, and in each instance reference is made to the copy of the document filed.

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and may supersede this information. We incorporate by reference the documents listed below that we have filed with the SEC and any future filing that we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than any portions of any such documents that are furnished, rather than filed, by us in accordance with the rules of the SEC under the Exchange Act) prior to the completion of the sales of the securities offered hereby .

•	Our Annual Report on Form 10-K for the year ended December 31, 2006, filed with the SEC on March 1, 2007 (File No. 1-01072);

•	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2007, filed with the SEC on May 7, 2007 (File No. 1-01072);

•	Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2007, filed with the SEC on August 6, 2007 (File No. 1-01072); and

•	Our Current Report on Form 8-K filed with the SEC on August 8, 2007 (File No. 1-01072).

If you request, orally or in writing, copies of any of the documents incorporated by reference, we will send you the copies you requested at no charge. However, we will not send exhibits to such documents, unless such exhibits are specifically incorporated by reference in such documents. You should direct requests for such copies to Potomac Electric Power Company, 701 Ninth Street, N.W., Washington, D.C. 20068, attention: Corporate Secretary. Our telephone number is (202) 872-2900.